___________________________________________________________

LOAN AND SECURITY AGREEMENT

BETWEEN

KELTIC FINANCIAL PARTNERS II, LP

AND

HOOPER HOLMES, INC.

___________________________________________________________

Effective Date: February 28, 2013

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS.		1
ARTICLE 2. THE LOANS.		1
2.1.	Revolving Credit; Promissory Note; Revolving Credit Increases.	1
2.2.	Conditions to Loans and Advances.	1
2.3.	Overadvances.	2
2.4.	Reserves.	2
2.5.	Manner of Revolving Credit Borrowing; Notice of Borrowing.	2
2.6.	Collections.	2
2.7.	Crediting of Funds.	3
2.8.	Records of Lender.	3
2.9.	Payment on Revolving Credit Termination Date; Termination of Advances.	3
ARTICLE 3. INTEREST AND FEES.		3
3.1.	Interest.	3
3.2.	Facility Fee.	4
3.3.	Collateral Management Fee.	4
3.4.	Commitment Fee.	4
3.5.	Field Examination Fees; Appraisals.	4
3.6.	Late Document Fee.	4
3.7.	Liquidated Damages.	4
3.8.	Computation of Interest and Fees.	5
ARTICLE 4. COLLATERAL AND SECURITY INTEREST.		5
4.1.	Grant of Security Interest.	5
4.2.	Nature of Security Interest	5
4.3.	Perfection and Protection of Security Interest.	5
4.4.	Limited License.	6
4.5.	Rights of Lender as Secured Party.	6
4.6.	Communication with Account Debtors.	6
4.7.	Confirmatory Written Assignments.	6
4.8.	Lender's Right to Perform Borrower's Obligations.	7
ARTICLE 5. REPRESENTATIONS.		7
5.1.	Organization, Qualification and Structure.	7
5.2.	Legally Enforceable Agreement.	7
5.3.	Name and Address.	7
5.4.	Location of Collateral; Equipment List.	7
5.5.	Title; Liens; Permitted Liens.	8
5.6.	Existing Indebtedness.	8
5.7.	Financial Statements.	8
5.8.	Solvent Financial Condition.	8
5.9.	General Intangibles, Patents, Trademarks, Copyrights and Licenses.	8
5.10.	Existing Business Relationships.	8
5.11.	Investment Company Act: Federal Reserve Board Regulations.	8
5.12.	Anti-Money Laundering and Terrorism Regulations.	9
5.13.	Tax Returns.	9
5.14.	Litigation.	9

5.15.	ERISA Matters.	9
5.16.	O.S.H.A.	9
5.17.	Environmental Matters.	9
5.18.	Labor Disputes.	9
5.19.	Location of Bank and Securities Accounts.	10
5.20.	Compliance with Laws.	10
5.21.	Capital Structure.	10
5.22.	No Other Violations.	10
5.23.	Full Disclosure.	10
5.24.	Survival of Representations.	10
ARTICLE 6. FINANCIAL INFORMATION TO BE DELIVERED TO LENDER		10
6.1.	Borrowing Base Certificates.	10
6.2.	A/R and A/P Aging.	10
6.3.	Ineligible Receivables.	11
6.4.	Annual Financial Statements; Compliance Certificates.	11
6.5.	Monthly Financial Statements; Compliance Certificates.	11
6.6.	Projections.	11
6.7.	Customer and Vendor Lists.	11
6.8.	Insurance.	11
6.9.	Tax Returns.	11
6.10.	Other Information.	11
ARTICLE 7. AFFIRMATIVE COVENANTS.		11
7.1.	Use of Loan Proceeds.	11
7.2.	Business and Existence; Trade Names.	11
7.3.	Taxes.	12
7.4.	Compliance with Laws.	12
7.5.	Maintain Properties; Insurance.	12
7.6.	Business Records.	12
7.7.	Delivery of Documents and Instruments.	12
7.8.	Name Change; Organizational Change; Creation of Affiliates.	12
7.9.	Change of Offices; Records.	12
7.10.	Change of Fiscal Year.	12
7.11.	Access to Books and Records.	12
7.12.	Solvency.	13
7.13.	Notice to Lender.	13
7.14.	Amendment to Operating Agreements.	14
ARTICLE 8. NEGATIVE COVENANTS.		14
8.1.	Indebtedness.	14
8.2.	Mergers; Consolidations; Acquisitions.	14
8.3.	Change of Management; Change of Control.	14
8.4.	Sale or Disposition.	14
8.5.	Real Property Defaults.	15
8.6.	Liens and Encumbrances.	15
8.7.	Dividends and Distributions; Payment of Indebtedness.	15
8.8.	Guaranties; Contingent Liabilities.	15

8.9.	Removal of Collateral.	15
8.10.	Transfer of Notes or Accounts.	15
8.11.	Settlements.	15
8.12.	Change of Business.	15
8.13.	Change of Accounting Practices.	15
8.14.	Inconsistent Agreement.	15
8.15.	Loan or Advances; Personal Expenses.	16
8.16.	Investments.	16
8.17.	Deposit and Securities Accounts.	16
8.18.	Transactions with Affiliates.	16
8.19.	Capital Expenditures.	16
8.20.	EBITDA.	16
ARTICLE 9. EVENTS OF DEFAULT; REMEDIES OF LENDER.		17
9.1.	Events of Default.	17
9.2.	Continuation of Events of Default.	18
9.3.	Rights and Remedies with Respect to Loans and Advances.	18
9.4.	Rights and Remedies with Respect to Collateral.	19
ARTICLE 10. GENERAL PROVISIONS.		21
10.1.	Rights and Remedies Cumulative.	21
10.2.	Reinstatement.	21
10.3.	Successors and Assigns.	21
10.4.	Notice.	21
10.5.	Strict Performance.	21
10.6.	Waiver.	12
10.7.	Construction of Agreement.	22
10.8.	Expenses; Taxes.	22
10.9.	Interest, Fees and Reimbursements Charged to Revolving Credit.	23
10.10.	Marketing and Advertising.	23
10.11.	Waiver of Right to Jury Trial.	23
10.12.	Indemnification by Borrower.	24
10.13.	Savings Clause for Indemnification.	24
10.14.	Lender's Performance.	24
10.15.	Entire Agreement; Amendments; Lender's Consent.	25
10.16.	Cross Default; Cross Collateralization.	25
10.17.	Execution in Counterparts.	25
10.18.	Severability of Provisions.	25
10.19.	Governing Law; Consent To Jurisdiction.	25
10.20.	Confidentiality.	26
10.21.	Table of Contents; Headings.	26
DEFINITIONS SCHEDULE		28
EXHIBIT A: NOTICE OF BORROWING		35
EXHIBIT B: BORROWING BASE CERTIFICATE		36
EXHIBIT C: COMPLIANCE CERTIFICATE		37
EXHIBIT D: KNOWLEDGE PARTIES		38

This LOAN AND SECURITY AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”) between KELTIC FINANCIAL PARTNERS II, LP, a Delaware limited partnership (“Lender”) and HOOPER HOLMES, INC., a corporation organized under the laws of the State of New York (“Borrower”), is dated the date of execution by Lender on the signature page of this Agreement (the “Effective Date”).

RECITALS:    Borrower has requested Lender to extend loans to Borrower under a revolving credit facility to refinance existing Indebtedness of Borrower and support Borrower's working capital needs and for other purposes as described in this Agreement. Lender is willing to extend such loans to Borrower subject to the terms and conditions set forth in this Agreement.

AGREEMENT:
ARTICLE 1.DEFINITIONS.
Unless defined in the introductory paragraph above, in the body of this Agreement, or in the Exhibits or other Schedules hereto, capitalized terms have the meanings given to such terms in the Definitions Schedule. The Definitions Schedule also provides meanings for certain other phrases used in this Agreement (whether or not capitalized). Each term defined in the singular shall be interpreted in a collective manner when used in the plural, and each term defined in the plural shall be interpreted in an individual manner when used in the singular.
ARTICLE 2.THE LOANS.
2.1    Revolving Credit; Promissory Note; Revolving Credit Increases. Subject to the terms and conditions of this Agreement and as long as no Default or Event of Default then exists, on Borrower's request prior to the Revolving Credit Termination Date Lender shall lend to Borrower under a revolving credit facility (the “Revolving Credit”) an aggregate principal sum (the “Borrowing Capacity”) equal to the lesser of (a) TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) plus the amount of any and all Revolving Credit Increases in effect from time to time (the “Revolving Credit Limit”), or (b) the Borrowing Base. The maximum principal amount of any Advance shall not exceed an amount equal to the amount of the Borrowing Capacity less the aggregate amount of all Obligations then outstanding. Within the limits of the Borrowing Capacity, and subject to terms and conditions of this Agreement, Borrower may borrow, repay and reborrow the principal amount of the Revolving Credit. Borrower's obligation to pay the principal of, and interest on, Advances made to Borrower and the Revolving Credit shall be evidenced by a Note. Borrower may request an increase in the Revolving Credit (a “Revolving Credit Increase Request”) at any time after the Effective Date and before the Revolving Credit Termination Date so long as (i) no Default or Event of Default has occurred and is continuing on the date of such Revolving Credit Increase Request, (ii) the amount of such Revolving Credit Increase Request is not less than One Million Dollars ($1,000,000.00) and (iii) after giving effect to such Revolving Credit Increase Request, the aggregate amount of Revolving Credit Increases would not exceed Five Million Dollars ($5,000,000.00). Lender shall have the right to decline a Revolving Credit Increase Request in Lender's sole discretion and notwithstanding Borrower's compliance with all terms and conditions of this Agreement. Any increase in the amount of the Revolving Credit hereunder (a “Revolving Credit Increase”) shall become effective only if (x) Lender has delivered an Authenticated notice to Borrower granting the applicable Revolving Credit Increase Request, (y) Borrower has delivered a Note to Lender evidencing such Revolving Credit Increase and (z) Borrower shall have (I) paid Lender a commitment fee equal to 1% of the amount of such Revolving Credit Increase and (II) reimburse Lender for all costs and expenses incurred by Lender (including, without limitation, attorneys' fees) in connection therewith.

2.2    Conditions to Loans and Advances. Lender's obligation to make any Loan or Advance under this Agreement is subject to the following conditions precedent: (a) that the representations set forth in ARTICLE 5 and in the other Loan Documents shall be true and complete on and as of the date of such Loan or Advance (except any such representation which is made as of a specified date, which shall be true and complete as of such date); (b) that on and as of the date of such Loan or Advance Borrower shall have complied with all covenants and agreements set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 and in the other Loan Documents; and (c) that as of the date of such Loan or Advance, no Default or Event of Default shall have occurred and be continuing. Borrower's acceptance of each Loan or Advance under this Agreement shall constitute a confirmation by Borrower, as of the date of such Loan or Advance (i) of the accuracy and completeness of the representations set forth in ARTICLE 5 and in the other Loan Documents (except any such representation which is as of a specified date, which shall be accurate and complete as of such date), (ii) of Borrower's satisfaction of the covenants and agreements set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 and in the other Loan Documents);, and (iii) of the absence of any Default or Event of Default. Borrower shall confirm such matters by delivery to Lender of an Authenticated “Compliance Certificate” as provided in Section 6.4 and Section 6.5, and if requested by Lender by delivery of a Compliance Certificate with any “Notice of Borrowing” (as defined in Section 2.5) requesting an Advance.

2.3    Overadvances. Lender shall not be required to make any Advance at any time in a principal amount that would, when aggregated with the amount of the Obligations then outstanding, exceed the Borrowing Capacity. If the Obligations of Borrower to Lender incurred under the Revolving Credit exceed the Borrowing Capacity for any reason (the amount of such excess to be referred to as an “Overadvance”), then (a) such Overadvance will constitute an Advance for purposes of this Agreement, (b) payment of such Overadvance will be secured by the Collateral, (c) Borrower shall immediately repay the amount of such Overadvance without notice or demand by Lender, and (d) Lender may in Lender's sole discretion refrain from making any additional Advances until the Overadvance has been repaid to Lender in full.

2.4    Reserves. Lender may at any time establish one or more reserves (“Reserves”) under the Revolving Credit in Lender's reasonable discretion except that Lender may establish Reserves in its sole discretion with respect to (a) any event which, in Lender's reasonable determination, diminishes the value of any Collateral or (b) any contingent liability of Borrower. For example, and without limitation, Lender may establish Reserves for liabilities of Borrower such as accrued warranties and prepaid maintenance contracts. A Reserve may limit the Borrowing Capacity, reduce the Borrowing Base (by reduction of an advance rate set forth in the Borrowing Base or otherwise), or otherwise restrict Borrower's ability to borrow under the Revolving Credit. Lender shall endeavor to notify Borrower promptly after the establishment of any Reserve; provided, however, under no circumstance shall the delivery or receipt of any such notice constitute a condition to Lender's establishment of any Reserve.

2.5    Manner of Revolving Credit Borrowing; Notice of Borrowing. Borrower shall request each Advance by delivering an Authenticated Notice of Borrowing in the form of Exhibit A (a “Notice of Borrowing”) to Lender (a) by facsimile, or (b) by electronic transmission including, without limitation, e-mail. Borrower must verify Lender's receipt of each Notice of Borrowing by telephone confirmation, or upon Borrower's request by Borrower's receipt of confirming e-mail from Lender. Subject to the terms and conditions of this Agreement, Lender shall deliver the amount of the Advance requested in the Notice of Borrowing for credit to any account of Borrower (other than a payroll account) at a bank in the United States of America as Borrower may specify in writing by wire transfer of immediately available funds (i) on the same day of Lender's receipt of the Notice of Borrowing if Lender verifies that the Notice of Borrowing was received by Lender on or before 11 a.m. Eastern Time on a Banking Day, or (ii) on the Banking Day immediately following Lender's receipt of the Notice of Borrowing if Lender verifies that the Notice of Borrowing was received by Lender after 11 a.m. Eastern Time on a Banking Day, or Lender verifies that the Notice of Borrowing was received by Lender on any day that is not a Banking Day. Lender shall charge to the Revolving Credit Lender's usual and customary fees for the wire transfer of each Advance.

2.6    Collections.
(a)Borrower shall open a lockbox (the “Lockbox”) with a financial institution acceptable to Lender (the “Depository Bank”) pursuant to documents with the Depository Bank that are in form and content acceptable to Lender. Borrower shall instruct all Account Debtors to forward all payments of Receivables to the Lockbox. Borrower shall require each customer making a payment of a Receivable by check or other instrument to make such check or instrument payable to the order of (i) Borrower, or (ii) Lender, or (iii) Borrower and Lender jointly. Collected funds in the Lockbox shall be deposited into an account with the Depository Bank established by Lender and subject to Lender's sole dominion and control (including, but not limited to the sole power of withdrawal) (the “Blocked Account”). The agreement(s) relating to the Blocked Account between Lender, the Depository Bank and Borrower shall be in form and content satisfactory to Lender.
(b)All Proceeds of Collateral received by Borrower, including cash, checks, drafts, notes, acceptances or other forms of payment, and whether Proceeds of Receivables, Inventory, insurance claims or other otherwise, shall be received by Borrower in trust for Lender. Borrower shall deliver all Proceeds of Collateral in Borrower's possession to the Blocked Account immediately after receipt, in precisely the form received (except for the endorsement or assignment of Borrower where necessary).
(c)Borrower shall cause Persons processing or collecting any credit card payments or Proceeds of Receivables on behalf of Borrower to deliver such payments or Proceeds to the Blocked Account promptly, but not less frequently than once every week.

2.7    Crediting of Funds. Each Banking Day Lender shall withdraw available funds from the Blocked Account, deposit such funds in the Settlement Account, and credit available funds received in the Settlement Account to the payment of the Obligations. Lender shall credit to the payment of the Obligations any other form of funds received by Lender in the Settlement Account for which Lender has received notice that such funds are collected and available to Lender (i) on the same day of Lender's receipt of such notice if such notice is received by Lender on or before 2 p.m. Eastern Time on a Banking Day, and (ii) on the Banking Day immediately following Lender receipt of such notice if such notice is received by Lender after 2 p.m. Eastern Time on a Banking Day, or if such notice is received by Lender on a day that is not a Banking Day. In the absence of an Event of Default, all funds credited to the repayment of the Obligations will be applied in the following order:
(a)    to unpaid fees and expenses;
(b)    to unpaid interest;
(c)    to the outstanding principal balance of the Revolving Credit; and
(d)    to all other Obligations in such order as Lender shall elect.

Upon the occurrence and during the continuation of an Event of Default Lender shall credit available funds received in the Settlement Account to the repayment of the Obligations in such order and in such amounts as Lender determines in Lender's sole discretion.
All funds credited to the payment of the Obligations are conditional upon final payment to Lender in cash or solvent credits of the items giving rise to such funds. If any item credited to the payment of the Obligations is not paid to Lender, the amount of any credit given for such item shall be charged to the balance of the Obligations whether or not the item is returned. For the purpose of computing interest on the Obligations, interest shall continue to accrue on the amount of any funds credited to the payment of the Obligations by Lender for a period of two (2) Banking Days after the date so credited.
2.8    Records of Lender. Lender shall maintain Records relating to the Obligations, Loans and Advances (including schedules maintained electronically) containing such annotations as Lender deems appropriate, including but not limited to annotations regarding the dates and amounts of Advances, the principal balance of any Loan, and the dates and amounts of repayments of any Loans, and shall account to Borrower monthly. In the absence of manifest error each Record of any annotations delivered to Borrower shall be conclusive and binding upon Borrower unless Borrower delivers to Lender written notice of any objection within ten (10) Banking Days of receipt. If Borrower disputes the accuracy of any Record or annotation, Borrower's notice shall specify in detail the particulars of its basis for contending that such Record or annotation is inaccurate. No failure of Lender to render any Record or in making any annotation shall affect the obligation of Borrower to pay and perform the Obligations pursuant to the terms of this Agreement and the other Loan Documents.

2.9    Payment on Revolving Credit Termination Date; Termination of Advances. On the Revolving Credit Termination Date Borrower shall pay to Lender in cash the entire outstanding principal balance of the Revolving Credit, plus all accrued and unpaid interest thereon, plus all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, plus all other Obligations payable to Lender pursuant to the terms of this Agreement and the other Loan Documents. Lender shall not be obligated to make or continue to extend any Advance or continue any Loan to Borrower under the Revolving Credit after the Revolving Credit Termination Date.

ARTICLE 3.INTEREST AND FEES.

3.1    Interest. Borrower shall pay to Lender interest on the outstanding principal amount of the Revolving Credit until all Obligations have been finally and indefeasibly paid to Lender in cash and performed in full. Interest shall accrue daily on the daily unpaid principal amount of the Revolving Credit, and Borrower shall pay interest to Lender monthly in arrears commencing on the first Banking Day of the calendar month immediately following the Effective Date and on the first Banking Day of each calendar month thereafter. The interest rate on the Revolving Credit shall equal:
(a)if no Default or Event of Default has occurred and is continuing, the Revolving Credit Rate; and
(b)if a Default or an Event of Default has occurred and is continuing, the Default Rate.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall any interest paid to Lender on the Revolving Credit exceed an amount that would cause the interest rate on the Revolving Credit to exceed the maximum rate permitted by applicable law. Any amount of interest paid to Lender that is finally and irrevocably determined by a court of competent jurisdiction to exceed the maximum interest payable on the Revolving Credit under applicable law shall be returned by Lender to Borrower promptly thereafter.

3.2    Facility Fee. Borrower shall pay to Lender annually a fee (the “Facility Fee”) in an amount equal to one percent (1.00%) of the Revolving Credit Limit. The Facility Fee shall be earned in full on the Effective Date and on the first (1st) day of each subsequent Contract Year. In the absence of the occurrence and continuation of an Event of Default, the Facility Fee shall be paid in twelve (12) equal monthly installments, in arrears, on the first day of each calendar month. Upon the occurrence of any Event of Default and written notice by Lender, Borrower shall immediately pay to Lender the portion of the Facility Fee remaining unpaid for the then-current Contract Year. The Facility Fee shall be appropriately adjusted during any Contract Year in which the maximum principal amount of any Loan is increased.

3.3    Collateral Management Fee. Borrower shall pay to Lender monthly a collateral management fee (the “Collateral Management Fee”) in an amount equal to One Thousand Five Hundred and 00/100 Dollars ($1,500.00). The Collateral Management Fee shall be earned in full on the Banking Day following the Effective Date and on the first (1st) day of each calendar month thereafter until the date all Obligations have been finally and indefeasibly paid to Lender in cash and performed in full. The Collateral Management Fee shall be paid in arrears commencing on the first Banking Day of the calendar month immediately following the Effective Date and on the first Banking Day of each calendar month thereafter. Upon the occurrence and during the continuation of a Default or Event of Default, the monthly Collateral Management Fee shall equal Three Thousand Dollars ($3,000.00).

3.4    Commitment Fee. In connection with Lender's commitment to extend Loans to Borrower, on or before the Effective Date Borrower shall have paid to Lender a fee in an aggregate amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00), which fee Lender acknowledges has been paid.

3.5    Field Examination Fees; Appraisals. Borrower shall be liable for and promptly reimburse Lender for all fees, costs and expenses associated with periodic field examinations and appraisals of Collateral performed by Lender and/or Lender's agents, all as deemed necessary by Lender in its reasonable discretion; provided, however, that Borrower shall not be liable for more than four of any such examinations and appraisals in any consecutive twelve-month period in which no Event of Default has occurred.

3.6    Late Document Fee. Borrower shall pay to Lender a fee of One Hundred Fifty and 00/100 Dollars ($150.00) per document per calendar day for each document, instrument or report required to be delivered to Lender pursuant to ARTICLE 6 of this Agreement that is overdue.

3.7    Liquidated Damages. Subject to the terms and conditions of this Agreement, Borrower shall have the right prior to the third (3rd) anniversary of the Effective Date and upon sixty (60) calendar days' advance written notice to Lender (a “Principal Reduction Notice”) to prepay in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents. A Principal Reduction Notice shall be irrevocable when delivered to Lender, and if all Obligations are finally and indefeasibly paid to Lender in connection with such Principal Reduction Notice the Revolving Credit shall be terminated and all obligations of Lender to extend credit to Borrower under the Revolving Credit shall terminate.
If prior to the third (3rd) anniversary of the Effective Date (a) Borrower prepays all Obligations outstanding in full pursuant to the foregoing paragraph, or (b) pursuant to the terms of this Agreement or any other Loan Document, either (i) Lender demands repayment of the outstanding Obligations in whole or in part (other than with respect to a repayment, if any, demanded by Lender solely as a result of an Overadvance arising from the establishment of a Reserve by Lender), or (ii) repayment of the outstanding Obligations are otherwise accelerated in whole or in part (other than with respect to a repayment, if any, demanded by Lender solely as a result of an Overadvance arising from the establishment of a Reserve by Lender), then (c) at the time of such prepayment, repayment, demand or acceleration Borrower shall pay liquidated damages to Lender in an amount equal to the Revolving Credit Limit multiplied by (i) three (3.00%) if such prepayment, repayment, demand or acceleration occurs prior to the first (1st) anniversary of the Effective Date, (ii) two percent (2.00%) if such prepayment, repayment, demand or acceleration occurs on or after the first (1st) anniversary of the Effective Date but prior to the second (2nd) anniversary of the Effective Date, and (iii) one percent (1.00%) if such prepayment, repayment, demand or acceleration occurs on or after the second (2nd) anniversary of the Effective Date but prior to the third (3rd) anniversary of the Effective Date.
Borrower acknowledges and agrees that it would be difficult or impractical to calculate Lender's actual damages from early termination of the Revolving Credit and Lender's compensation from Loans hereunder following such early termination, the liquidated damages provided above are intended to be fair and reasonable approximations of such damages, and that the liquidated damages are not intended to be penalties.

3.8    Computation of Interest and Fees. All interest and fees under this Agreement shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

ARTICLE 4.COLLATERAL AND SECURITY INTEREST.

4.1    Grant of Security Interest. As security for the final and indefeasible payment to Lender in cash and performance of the Obligations in full, Borrower hereby pledges to Lender, and grants to Lender a continuing general lien upon and security interest in and to the Collateral. Borrower acknowledges and agrees that Collateral securing any purchase money security interest in favor of Lender also secures all non-purchase money security interests in favor of Lender.

4.2    Nature of Security Interest. The pledge, lien and security interest granted to Lender pursuant to this Agreement shall continue in full force and effect until the Obligations (other than contingent indemnification obligations not yet due and payable under Section 10.12) have been finally and indefeasibly paid to Lender in cash and performed in full, notwithstanding the termination of any other Loan Document (in whole or in part), the termination of Lender's obligations to extend credit to Borrower under this Agreement or any other Loan Document, the full or partial termination (whether by prepayment, demand or acceleration) of any Loan, or that the Revolving Credit may from time to time be temporarily in a credit position.

4.3    Perfection and Protection of Security Interest.

(a)    Borrower will execute and deliver to Lender security agreements, assignments (including, without limitation, assignments of specific Accounts, Receivables, Certificates of title, Chattel Paper, Documents, Instruments, Goods, Inventory, Equipment and General Intangibles), and other documents and instruments as Lender may at any time reasonably request to establish, evidence, attach, perfect, or protect any security interest, pledge, lien, charge, mortgage or other encumbrance granted to Lender. Borrower authorizes Lender to file all financing statements, and all continuations or amendments thereof, to establish, evidence, attach, perfect or protect any security interest, pledge, lien, charge, mortgage or other encumbrance granted to Lender in the Collateral. Borrower agrees that subject to Borrower's rights under Section 9-509(d)(2) of the UCC, Borrower is not and shall not be authorized to file any financing statement or amendment, termination or corrective statement with respect to any financing statement filed by Lender, or with respect to any continuation or amendment thereof, without the prior written consent of Lender.

(b)    Borrower will perform any and all actions requested by Lender in Lender's sole discretion to establish, attach, perfect or protect any security interest, pledge, lien, charge, mortgage or other encumbrance of Lender in Inventory, including without limitation, placing and maintaining signs, appointing custodians, maintaining stock Records and transferring Inventory to warehouses. Upon Lender's request, Borrower shall record Lender's security interest on any Certificate of Title for any Collateral that is a motor vehicle. Borrower hereby appoints Lender, and Lender's designee(s), as Borrower's attorney-in-fact (i) to execute and deliver notices of lien, financing statements, assignments, and any other documents, instruments, notices, and agreements necessary for the establishment, attachment, perfection or protection of any security interest, pledge, lien, charge, mortgage or other encumbrance of Lender in any Collateral, (ii) to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security consisting of Collateral that may come into the possession of Lender or any Affiliate of Lender, (iii) following the occurrence and during the continuation of an Event of Default, to sign Borrower's name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules relating to Collateral, (iv) following the occurrence and during the continuation of an Event of Default (A) to notify the Post Office authorities to change the address of delivery of mail to an address designated by Lender, and (B) to open and dispose of mail addressed to Borrower, and (v) generally, to do all things necessary to carry out the purposes and intent of this Agreement. The powers granted herein, being coupled with an interest, are irrevocable, and Borrower approves and ratifies all acts of the attorney(s)-in-fact consistent with the foregoing. Neither Lender nor any attorney(s)-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same does not constitute gross negligence or willful misconduct.

(c)    Borrower shall cooperate with Lender in obtaining waivers or subordinations in favor of Lender as Lender may require from third parties having any interest in any Collateral and Borrower shall cooperate with Lender in obtaining “control” of Collateral consisting of Deposit Accounts, electronic Chattel Paper, Investment Property, or Letter-Of-Credit Rights as provided in Sections 9-104 through 9-107, inclusive, of the UCC. If any Inventory is in the possession or control of any third party other than a purchaser in the ordinary course of business or a public warehouseman where the warehouse receipt is in the name of or held by Borrower, Borrower shall notify such person of each security interest, pledge, lien, charge, mortgage or other encumbrance of Lender therein and instruct such person or persons to hold such Inventory for the account and benefit of Lender and subject to Lender's instructions. Borrower will deliver to Lender warehouse receipts covering any Inventory located in warehouses showing Lender as the beneficiary thereof and will also cooperate with Lender in obtaining from warehousemen and bailees agreements relating to the release of warehouseman's and bailee's liens on Inventory as Lender may request.

(d)    Borrower acknowledges and agrees that the security interest granted to Lender pursuant to this Agreement shall specifically include a security interest in all Commercial Tort Claims arising after the Effective Date, and in order to permit Lender to perfect its security interest in each such Commercial Tort Claim Borrower shall promptly deliver to Lender copies of all summonses, complaints, responses, motions and other pleadings filed by or against Borrower after the date hereof so that Lender may file a Uniform Commercial Code financing statement relating to each such Commercial Tort Claim.

4.4    Limited License. Regardless of whether Lender's security interests in and to any of the General Intangibles has attached or is perfected, until the Obligations have been finally and indefeasibly paid to Lender in cash and performed in full, Borrower hereby irrevocably grants to Lender a royalty-free, non-exclusive license to use Borrower's General Intangibles, including all trademarks, copyrights, patents and other proprietary and intellectual property rights, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, and any Property of a similar nature, as it pertains to the Collateral in connection with the (a) advertisement for, and sale or other disposition of, any finished goods Inventory by Lender in accordance with the provisions of this Agreement, (b) manufacture, assembly, completion, preparation and advertising for sale or other disposition of any unfinished Inventory by Lender in accordance with the provisions of this Agreement, and (c) sale, lease, license or other disposition of Collateral by Lender in accordance with the provisions of this Agreement, and Borrower's rights under all licenses and any franchise, sales, distribution and supply agreements shall inure to Lender's benefit for such purposes.

4.5    Rights of Lender as Secured Party. At all times prior to the final and indefeasible payment to Lender in cash and performance of the Obligations in full, Lender shall have, in addition to all other rights and remedies of Lender under this Agreement (a) all rights and remedies granted to a Secured Party in the UCC, and (b) all rights and remedies with respect to Collateral granted to Lender under the other Loan Documents, and (c) all rights and remedies of Lender with respect to the Collateral available under applicable law.

4.6    Communication with Account Debtors. Borrower authorizes Lender, at any time and without notice to or the consent of Borrower, to communicate directly with customers of Borrower and Account Debtors of Borrower by whatever means Lender shall elect for the purpose of verifying information supplied by Borrower to Lender with respect to Receivables pursuant to this Agreement, provided that, so long as no Event of Default has occurred and is continuing, Lender shall give Borrower prompt notice following any such communication. Upon Lender's request at any time Borrower shall provide Lender with a list of the addresses, telephone and facsimile numbers of its Account Debtors.

4.7    Confirmatory Written Assignments. Upon Lender's request, promptly after the creation of any Receivable Borrower shall execute and deliver a confirmatory written assignment to Lender of such Receivable. Borrower's failure to execute or deliver any such assignment shall not affect or limit any security interest or lien or other right of Lender in and to such Receivable.

4.8    Lender's Right to Perform Borrower's Obligations.
In the event that Borrower shall fail to purchase or maintain insurance, or to pay any tax, assessment, charge or levy of any Governmental Unit, except as the same may be otherwise permitted hereunder, or in the event that any lien, charge, encumbrance or security interest on any Collateral not specifically permitted by the terms of this Agreement shall not be paid in full or discharged, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any other Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all monies so paid by Lender, including reasonable attorneys' fees and expenses incurred by Lender in connection therewith, shall be treated as an Advance.
ARTICLE 5.REPRESENTATIONS.

5.1    Organization, Qualification and Structure.
(a)Borrower is and except as described in the Disclosure Schedule always has been a corporation duly organized and existing under the laws of the State of New York. Borrower's federal tax identification number is 22-1659359 and Borrower's registration or filing number with the Secretary of State of the State of New York is 27454. Borrower is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to so qualify would not result in a Material Adverse Change.
(b)Except as set forth in the Disclosure Schedule (i) (A) Borrower has no subsidiaries and (B) to Borrower's knowledge based upon filings by shareholders with the Securities and Exchange Commission of Schedules 13D or Schedules 13G, Borrower has no Affiliates that are not natural persons, and (ii) during the preceding five (5) years (A) Borrower has not acquired, been acquired by, or merged, consolidated, combined or amalgamated with or into, any other Person, in whole or in part (whether by purchase or sale of securities and/or assets, by assumption of liabilities, or by merger or otherwise), (B) Borrower has not liquidated, sold or disposed of any subsidiary or Affiliate (whether by sale or assignment of securities and/or assets or otherwise), and (C) Borrower has not engaged in any joint venture or partnership with any other Person.

5.2    Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, each of the other Loan Documents and each of the other agreements, instruments and documents to be delivered by Borrower in connection with this Agreement or any other Loan Document, and the creation of all security interests, pledges, liens, charges, mortgages or other encumbrances in favor of Lender pursuant to this Agreement and any other Loan Document (a) are within Borrower's organizational power, (b) have been duly authorized by all necessary or proper actions of or pertaining to Borrower (including the consent of directors, officers, managers, partners, shareholders and/or members, as applicable), (c) are not in contravention of (i) any agreement or indenture to which Borrower is a party or by which Borrower is bound, or (ii) Borrower's Charter Documents, (iii) any provision of law, or (iv) any order, writ, judgment, injunction, or decree of any court of competent jurisdiction binding on Borrower or its property and (d) do not require the consent or approval of any Governmental Unit or any other Person that has not been obtained, and each such consent or approval obtained by Borrower has been furnished to Lender prior to the Effective Date.

5.3    Name and Address. During the preceding five (5) years, Borrower has not been known by and has not used any other name, whether corporate, fictitious or otherwise, except as set forth on the Disclosure Schedule. The Disclosure Schedule lists all real property owned or leased by Borrower, and if leased, the correct name and address of the landlord and the date and term of the applicable lease. Borrower's main office is at the main office address identified as such in the Disclosure Schedule and Borrower maintains no other offices or facilities except as described in the Disclosure Schedule.

5.4    Location of Collateral; Equipment List. The Disclosure Schedule lists:

(a)    all places at which Records relating to the Collateral, including, but not limited to, all Documents and Instruments relating to Receivables and Inventory, are maintained by Borrower or by any other Person;

(b)    except for In Transit Inventory, all places where Borrower maintains, or will maintain, Inventory, and whether the premises are owned or leased by Borrower or whether the premises are the premises of a warehouseman, bailee or other third party, and if owned by a third party, the name and address of such third party; and

(c)all of Borrower's equipment, and describes the places where the same is located and whether the premises are owned or leased by Borrower or whether the premises are the premises of a warehouseman, bailee or other third party, and if owned by a third party, the name and address of such third party.

5.5    Title; Liens; Permitted Liens. Except for Permitted Liens and liens described in the Disclosure Schedule Borrower has good and marketable title to the Collateral and is the sole owner thereof. Except as set forth on the Disclosure Schedule none of the Collateral is subject to any prohibition against encumbering, granting a security interest in or to, pledging, hypothecating or assigning the same or requires notice or consent to any Person in connection therewith.

5.6    Existing Indebtedness. Borrower has no existing Indebtedness except the Indebtedness described in the Disclosure Schedule.

5.7    Financial Statements. The consolidated financial statements of Borrower and its subsidiaries described on the Disclosure Schedule, copies of which have been delivered to Lender, fairly present Borrower and its subsidiaries' consolidated financial condition and consolidated results of operations as of the dates and for the periods covered, contain no Material misstatements, and there has been no Material Adverse Change since the date of the balance sheet included in such financial statements. Borrower and its subsidiaries have no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses or expenses from any unfavorable commitments that have not been disclosed in such financial statements or the notes thereto, except for (a) contingent liabilities incurred in the ordinary course of business since the most recent date of the financial statements described in the Disclosure Schedule or delivered under Section 6.4 of this Agreement and (b) contingent liabilities described in the Disclosure Schedule.

5.8    Solvent Financial Condition. Borrower is Solvent.

5.9    General Intangibles, Patents, Trademarks, Copyrights and Licenses. Borrower owns or is licensed to use all rights, title and interests in and to all General Intangibles, including but not limited to patents, trademarks, service marks, trade names, copyrights, licenses and intellectual property, necessary for the conduct of Borrower's business on the Effective Date and planned future conduct of its business without any conflict with the rights of others. All General Intangibles owned or used by Borrower in Borrower's operations or the conduct of its business are listed on the Disclosure Schedule and indicate the owner of such General Intangible and a description of the rights of Borrower to use such General Intangible if not owned by Borrower.

5.10    Existing Business Relationships. Except as described in the Disclosure Schedule there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Borrower with any supplier, customer or group of customers that individually or in the aggregate could result in a Material Adverse Change.

5.11    Investment Company Act: Federal Reserve Board Regulations. Borrower is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a)(1), et seq.). The making of the Loans under this Agreement by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of such Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loans made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the Loans under this Agreement a “purpose credit” within the meaning of said Regulation U or Regulation T or X of the Federal Reserve Board. Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

5.12    Anti-Money Laundering and Terrorism Regulations. Borrower: (a) is familiar with all applicable Anti-Terrorism Laws; (b) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (c) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (d) acknowledges that Lender's performance hereunder is also subject to Lender's compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (e) acknowledges that its Affiliates are not Blocked Persons; (f) acknowledges that Lender will not conduct business with any Blocked Person; (g) will not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224 or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law; (h) shall provide to Lender all such information about Borrower's ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as Lender may reasonably require; and (i) will take such other action as Lender may reasonably request in connection with Lender's obligations described in clause (d) above.

5.13    Tax Returns. Borrower has filed all Federal, state and local tax returns required to be filed, or has received an extension for such filing from the appropriate taxing authority, and has paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor. No assessments have been made against Borrower by any taxing authority nor has any penalty or deficiency been made by any such authority. Except as disclosed in the Disclosure Schedule no Federal, state or local income tax return of Borrower is presently being examined by the Internal Revenue Service or any applicable state or local taxing authority, and the results of any prior examination by the Internal Revenue Service or any state or local taxing authority is not being contested by Borrower.

5.14    Litigation. Except as disclosed in the Disclosure Schedule no action or proceeding at law, in equity or otherwise is pending, or to the knowledge of Borrower is threatened, by or before any Governmental Unit, or before any arbitrator or panel of arbitrators (a) against Borrower, (b) to Borrower's knowledge against any Obligor or Secondary Obligor, if any, or (c) by Borrower as plaintiff, as counter-claimant or otherwise pursuant to which Borrower has asserted claims for damages, and Borrower has not, and to Borrower's knowledge no Obligor or Secondary Obligor, if any, has, accepted liability for any matter described on the Disclosure Schedule.

5.15    ERISA Matters. The Disclosure Schedule lists all “Employee Benefit Plans” (as such term is defined in ERISA) offered by Borrower to any of its employees, officers and directors, and indicates whether any such plan is a defined benefit pension plan. If any Employee Benefit Plan is a defined benefit plan: (a) the present value of all accrued vested benefits under such defined benefit plan (calculated on the basis of the actuarial valuation for the plan) did not exceed, as of the date of the most recent actuarial valuation for such defined benefit plan, the fair market value of the assets of such plan allocable to such benefits, (b) Borrower is not aware of any information as of the date of the most recent actuarial valuation that would affect the information contained therein, (c) such defined benefit plan has not incurred an “accumulating funding deficiency” (as that term is defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, or Borrower has made all “minimum required contributions” (as such term is defined in Section 303 of ERISA or Section 430 of the Code) to such defined benefit plan, (d) no liability to the Pension Benefit Guaranty Corporation (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to such defined benefit plan, and (e) there has not been any Reportable Event which presents a risk of termination of the defined benefit plan by the Pension Benefit Guaranty Corporation. Borrower has not engaged in any transaction that would subject Borrower to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code.

5.16    O.S.H.A. Borrower has complied in all Material respects with, and its facilities, business, leaseholds, equipment and other property are in Material compliance with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations promulgated thereunder, and all Federal, state and local governmental rules, ordinances and regulations similar thereto. There are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its facilities, business, leaseholds, equipment or other property under the federal Occupational Safety and Health Act, any rule or regulation promulgated thereunder, or any similar state or local Governmental Rules.

5.17    Environmental Matters. Except as disclosed in the Disclosure Schedule, Borrower is in Material compliance with all Environmental Laws.

5.18    Labor Disputes. There is no pending, or to Borrower's knowledge threatened, labor dispute which could result in a Material Adverse Change.

5.19    Location of Bank and Securities Accounts. The Disclosure Schedule lists all deposit, checking and other bank accounts, and all securities and other investment accounts, maintained with any financial institution or securities intermediary and all other similar accounts maintained by Borrower (collectively, “Bank Accounts”), together with a description thereof.
5.20    Compliance with Laws. Borrower is in Material compliance with all Governmental Rules applicable to its ownership or use of its Property and the operation and conduct of its business.

5.21    Capital Structure. Borrower's common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As of December 31, 2012, (i) the authorized share capital of Borrower consists of 240,000,00 shares of common stock, par value $.04 per share, (ii) 69,835,387 shares of common stock were issued and outstanding and (iii) 6,429,250 shares of common stock subject to outstanding stock options granted by Borrower . The Disclosure Schedule describes (i) the issuance of all shares by Borrower in an offering exempt from registration under the Securities Act of 1933 since January 1, 2007 including the number of shares so issued and the purchasers thereof and (ii) all holders of subscriptions, warrants, options, convertible securities, and other rights (fixed, contingent or otherwise) to purchase or otherwise acquire Equity Interests, and the number and type of Equity Interests that may be acquired by each such Person.

5.22    No Other Violations. Borrower is not in violation of any term or provision of its Charter Documents, and no event or condition or series of events or conditions has or have occurred or is or are continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a breach of, or a default under, Borrower's Charter Documents or any agreement, undertaking or instrument to which Borrower is a party or by which it or any of the Collateral may be affected, or (b) the imposition of any security interest, pledge, lien, charge, mortgage or other encumbrance on any Collateral.

5.23    Full Disclosure. No information contained in any Loan Document, the financial statements or any written statement furnished by or on behalf of Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.24    Survival of Representations. All representations of Borrower contained in this Agreement and in the other Loan Documents shall be true, accurate and complete at the time of Borrower's execution of this Agreement, shall be true, accurate and complete on the Effective Date, and shall be true and complete on the date of each Advance and Loan made to Borrower (except any such representation which is made as of a specified date, which shall be true and complete as of such date);. Lender's right to bring an action for breach of any such representation or to exercise any right or remedy under this Agreement or any other Loan Document based upon the breach of any such representation shall survive the execution, delivery and acceptance of this Agreement and each other Loan Document, and the closing of the transactions described in this Agreement until the Obligations are finally and indefeasibly paid to Lender in cash and performed in full.

ARTICLE 6.FINANCIAL INFORMATION TO BE DELIVERED TO LENDER.
Borrower covenants and agrees that at all times prior to the final and indefeasible payment to Lender in cash and performance of the Obligations in full, Borrower shall deliver to Lender, or shall cause to be delivered to Lender:
6.1    Borrowing Base Certificates. A satisfactorily completed and Authenticated certificate in the form of Exhibit B (a “Borrowing Base Certificate”) together with accompanying sales journals, cash receipts journals and detailed sales credit reports (a) contemporaneously with each request for an Advance, (b) weekly (on or before Tuesday of the following week prepared as of the preceding week end) if no Advance was requested in a calendar week, and (c) monthly (within fifteen (15) calendar days after the end of each calendar month, prepared as of the end of such month). In addition, Borrower shall provide to Lender with each Borrowing Base Certificate a report showing in reasonable detail all sales to Account Debtors (i) on consignment or on approval, under all bill and hold, guaranteed sale, sale or return, billing in advance of shipment, and other “pre-billing” arrangements, and (ii) under all payment plans, scheduled installment plans, extended payment terms or on any other repurchase or return basis. On Lender's request, Borrower shall also furnish to Lender copies of invoices to customers and related shipping and delivery receipts or warehouse receipts for all Inventory covered by each such invoice.

6.2
A/R and A/P Aging. (a)(i) Weekly (on or before Tuesday of the following week prepared as of the preceding week end), and (ii) monthly (within fifteen (15) calendar days after the end of each calendar month, prepared as of the end of such month), a schedule of Borrower's accounts receivable identifying all Eligible Receivables and the aging thereof by open invoice of each customer of Borrower and a preliminary schedule of Borrower's accounts payable and the aging thereof, all certified as to accuracy by the Chief Financial Officer of Borrower.

(b) Contemporaneous with the delivery of the monthly financial statements required by Section 6.5, a final schedule of Borrower's accounts payable and the aging thereof, certified as to accuracy by the Chief Financial Officer of Borrower.

6.3    Ineligible Receivables. Monthly (within fifteen (15) calendar days after the end of each calendar month, prepared as of the end of such month) a report showing Borrower's Receivables that are not Eligible Receivables.

6.4    Annual Financial Statements; Compliance Certificates. Within ninety (90) calendar days after the close of each Fiscal Year, a copy of the annual consolidated financial statements of Borrower and its subsidiaries prepared in accordance with GAAP and audited by an independent registered public accountant in accordance with GAAP consisting of a balance sheet and statements of operations, shareholders' equity and cash flow, acceptable to Lender in its reasonable discretion, together with a satisfactorily completed and Authenticated Compliance Certificate in the form of Exhibit C (a “Compliance Certificate”) prepared as of and for the end of such Fiscal Year. If Borrower's independent registered public accountant has prepared footnotes to accompany any such financial statements, Borrower shall deliver such footnotes to Lender contemporaneously with Borrower's delivery of the associated financial statements to Lender. The financial statements delivered to Lender pursuant to this Section 6.4 shall fairly present Borrower and its subsidiaries' financial condition and results of operations as of the dates and for the periods covered, and shall not contain any Material misstatements.

6.5    Monthly Financial Statements; Compliance Certificates. Within thirty (30) calendar days after the end of each calendar month (commencing after the month ending March 31, 2013) consolidated financial statements of Borrower and its subsidiaries consisting of balance sheets and statements of operations and cash flow, prepared by management of Borrower as of and for the end of such calendar month substantially in accordance with GAAP (except for the absence of footnotes and quarterly and year-end adjustments), together with a satisfactorily completed and Authenticated Compliance Certificate prepared as of and for the end of such calendar month. The financial statements delivered to Lender pursuant to this Section 6.5 shall fairly present Borrower and its subsidiaries' financial condition and results of operations as of the dates and for the periods covered, and shall not contain any Material misstatements.

6.6    Projections. No later than thirty (30) calendar days prior to the end of each Fiscal Year, preliminary monthly financial projections for the next Fiscal Year and preliminary annual projections for each succeeding Fiscal Year ending on or prior to the Revolving Credit Termination Date, in form satisfactory to Lender.

6.7    Customer and Vendor Lists. On each June 30 and December 31 a list of all of Borrower's customers and vendors, including the addresses, telephone and facsimile numbers of each of such customers and vendors as of such date.

6.8    Insurance. Annually, no later than thirty (30) calendar days prior to the renewal date of each of Borrower's insurance policies, evidence of insurance with respect to such insurance in form and content satisfactory to Lender and otherwise in compliance with Section 7.5 of this Agreement, together with the original insurance policy.

6.9    Tax Returns. Annually, within ten (10) calendar days of filing, copies of Borrower's federal income tax returns and notices of filings of Borrower's state income tax returns, and, if requested by Lender, copies of Borrower's state income tax returns.

6.10    Other Information. Such other information relating to the financial condition of Borrower, or any Property or Collateral of Borrower in, on or respect to which Lender may have a security interest, pledge, lien, charge, mortgage or other encumbrance, as Lender may from time to time reasonably request.

ARTICLE 7.AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that at all times prior to the final and indefeasible payment to Lender in cash and performance of the Obligations in full, Borrower shall:
7.1    Use of Loan Proceeds. Use all proceeds of Advances to refinance existing Indebtedness of Borrower and for Borrower's working capital purposes and for capital expenditures by Borrower.

7.2    Business and Existence; Trade Names. Preserve and maintain Borrower's separate existence and rights, privileges and franchises, and except for trade names described in the Disclosure Schedule transact business in Borrower's own name and invoice all of Borrower's Receivables in Borrower's own name.

7.3    Taxes. Pay and discharge all taxes, assessments, charges, levies and encumbrances imposed upon Borrower, Borrower's income or Borrower's profits or upon any Property of Borrower by any Governmental Unit prior to the date on which penalties attach thereto, except where the same is being contested by Borrower in good faith by appropriate proceedings being diligently conducted and either (a) Reserves for such amounts have been established by Lender or (b) an adequate cash reserve has been established by Lender and maintained by Borrower in a Deposit Account subject to the control of Lender.

7.4    Compliance with Laws. Comply in all Material respects with all Governmental Rules applicable to Borrower including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes, all Environmental Laws and all applicable provisions of ERISA and the Code, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee pension plans.

7.5    Maintain Properties; Insurance. (a) Maintain its Properties in good condition and repair at all times, (b) preserve its Properties from loss, damage, or destruction of any nature whatsoever, and (c) keep all of its Properties insured with insurance companies licensed to do business in the State where such Property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards, and in such amounts, as Lender may from time to time reasonably request. Borrower shall deliver to Lender each policy of insurance covering any Property and certificates of insurance containing endorsements in form satisfactory to Lender naming Lender as lender loss payee, additional insured and such other beneficiary designations as required by Lender, and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) calendar days' prior written notice to Lender. Lender shall retain all Proceeds of insurance received by Lender for application to the payment of all or any portion of the Obligations as Lender may determine in Lender's sole discretion.

7.6    Business Records. Keep adequate records and books of account with respect to Borrower's business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of Borrower. Borrower shall maintain full, accurate and complete Records respecting Receivables, Inventory (including a perpetual inventory reporting system), and all other Collateral at all times. Borrower shall maintain all of its Bank Accounts as set forth on the Disclosure Schedule. Borrower shall cause all of its invoices to be printed and to bear consecutive numbers, and to issue its invoices in such consecutive numerical order.

7.7    Delivery of Documents and Instruments. Appropriately endorse and immediately deliver to Lender all notes, trade acceptances, Instruments and Documents included in or evidencing the Proceeds of any Receivables, and all Documents of title and Chattel Paper, whether or not negotiable, covering any Inventory. Borrower acknowledges that Borrower waives protest regardless of the form of the endorsement on any note, trade acceptance, Instrument, Document, Document of title or Chattel Paper delivered to Lender.

7.8    Name Change; Organizational Change; Creation of Affiliates. Provide Lender with not fewer than thirty (30) calendar days' notice in an Authenticated Record prior to any proposed (a) change in Borrower's state of organization or organizational structure, (b) change of Borrower's name, (c) use of any trade name or fictitious name, “d/b/a” or other similar designation, (d) creation of any Affiliate under the control of Borrower, or (e) transaction or series of transactions pursuant to which Borrower would become an Affiliate under the control of any other Person.

7.9    Change of Offices; Records. Provide Lender with not fewer than thirty (30) calendar days' notice in an Authenticated Record prior to any change of Borrower's chief executive office or any office where Borrower maintains its Records (including computer printouts and programs) with respect to Receivables or any other Collateral.

7.10    Change of Fiscal Year.
Provide Lender with not fewer than ninety (90) calendar days' notice in an Authenticated Record prior to any change of Borrower's Fiscal Year.
7.11    Access to Books and Records. Provide Lender with access to Borrower's books and Records and permit Lender to copy and inspect such books and Records all as Lender may request to enable Lender to monitor the Loans and the Collateral. Lender may examine and inspect the Inventory, Equipment or other Collateral and may examine, inspect and copy all books and Records with respect thereto at any time during Borrower's normal business hours (a) in the absence of a Default or Event of Default, upon reasonable notice to Borrower, and (b) following the occurrence and during the continuation of a Default or Event of Default, without notice.

7.12    Solvency. Continue to be Solvent.\

7.13    Notice to Lender.
Provide Lender with immediate telephonic notice (followed by notice in an Authenticated Record) after becoming aware of any of the following:
(a)the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that would cause any representation contained in ARTICLE 5 to be untrue, inaccurate or misleading;
(b)the existence of a Default or an Event of Default;

(c)the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that has resulted in, or that may reasonably be expected to result in, a Material Adverse Change;

(d)any dispute that may arise between Borrower and any Governmental Unit, including any action relating to any tax liability of Borrower, in connection with which Borrower would be liable (as damages, penalties, fines, costs or expenses, or any combination of the foregoing) for a Material amount if adversely determined;

(e)any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower in connection with which Borrower would suffer Material damages;

(f)any proposal by any Governmental Unit to acquire any Material Property of Borrower;

(g)the location of any Collateral (other than Inventory in amounts that are not Material in the aggregate) other than at Borrower's place(s) of business as described in the Disclosure Schedule;

(h)any cancellation, non-renewal, acceleration, draw upon, termination or other event (as applicable) with respect to any letter of credit, bond, note or other financial accommodation in a Material face amount or Material principal amount issued or made to, or in favor of, any other Person, for which Borrower has agreed to or is obligated to repay, or to reimburse or indemnify the issuer thereof, the creditor with respect thereto or any other Person, in whole or in part (a “Third Party Obligation”), whether such obligation of Borrower arises by reason of the extension of credit, the opening, guaranteeing or confirming of a letter of credit, any loan, guaranty, indemnification, or any other manner, whether direct or indirect (including if acquired by purchase, assignment or otherwise), absolute or contingent;

(i)the commencement of any litigation, suit, action or proceeding, at law or in equity (i) against Borrower as defendant, co-defendant, third party defendant or otherwise, involving money or Property of a Material amount, or (ii) by Borrower as plaintiff, as counter-claimant or otherwise pursuant to which Borrower has asserted claims for damages of a Material amount;

(j)if any Proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or Instruments or Documents, or if any Inventory is covered by any Certificate of Title or Chattel Paper, whether or not negotiable; and

(k)any damage to or destruction of any Collateral in a Material amount, or the happening of any event, occurrence or condition, or series of events, occurrences or conditions, that has caused, or that may cause, a Material loss or depreciation in the value of any Collateral or a Material loss or decline in the value of insured Property or the existence of an event justifying a Material claim under any insurance; provided however, the provisions of this paragraph (k) shall not apply to (i) obsolete, worn out or surplus Property, (ii) Equipment replaced in the ordinary course of Borrower's business as conducted on the Effective Date, and (iii) Inventory disposed of in the ordinary course of Borrower's business as conducted on the Effective Date.

7.14    Amendment to Operating Agreements.
Within thirty (30) days after the Effective Date, deliver to Lender an amendment, in form and substance reasonably satisfactory to Lender, to the operating agreement of (a) Heritage Labs, to reflect that its sole owner is Borrower and that it is authorized to execute and deliver the Guaranty, and (b) Hooper Distribution, to provide that its membership interests are represented by certificates, and, in each case, to permit Lender to sell the membership interests in each applicable limited liability company in connection with any enforcement of Lender's rights under Section 10 of each Pledge Agreement, each such amendment to be duly executed by Heritage Labs and Hooper Distribution, respectively, and Borrower as the sole member of Heritage Labs or Hooper Distribution, respectively.
ARTICLE 8.NEGATIVE COVENANTS.
Borrower covenants and agrees that at all times prior to the final and indefeasible payment to Lender in cash and performance of the Obligations in full, Borrower shall not:
8.1    Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade debt incurred in the ordinary course of Borrower's business as conducted on the Effective Date; (iii) purchase money financing and equipment leases with a principal amount not to exceed either individually or in the aggregate Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in any Fiscal Year; (iv) existing Indebtedness described on the Disclosure Schedule, and (v) extensions, renewals and replacements of any Indebtedness described in clauses (ii) through (iv), inclusive, of this Section 8.1 in an amount that does not exceed, in the aggregate, the sum of the outstanding principal amount thereof, any accrued fees and interest thereon, and any fees and expenses incurred in connection therewith.

8.2    Mergers; Consolidations; Acquisitions. Enter into any transaction or series of transactions that directly or indirectly would constitute a merger, consolidation, reorganization or recapitalization with any other Persons, except that any subsidiary of Borrower may be merged into or consolidated with or liquidated into Borrower so long as (i) Borrower is the surviving business entity and (ii) no Event of Default exists or would exist after giving effect to such merger, consolidation or liquidation; take any action in contemplation of dissolution or liquidation; conduct any part of its business through any Affiliate or other Person (it being understood that the Guarantors may continue to conduct the business conducted by them as of the Effective Date); or acquire substantially all of the Equity Interests or assets of any Person, whether by merger, consolidation, purchase of equity interests or otherwise, except that Borrower may acquire substantially all or any of the assets or Equity Interests of a subsidiary.

8.3    Change of Management; Change of Control.
(a) At any time permit a majority of the members of the board of directors of Borrower to consist of Persons who were not members of such board of directors on the date hereof or who were either not nominated by such members or not appointed by members so nominated;
(b)Permit any person other than Ransom J. Parker to be elected President and Chief Executive Order of Borrower or to assume or otherwise be granted with the powers and duties of the President and Chief Executive Officer of Borrower as existing on the date of this Agreement without the prior consent of Lender in an Authenticated Record; or
(c)permit any person other than Michael Shea to be elected Chief Financial Officer of Borrower or to assume or otherwise be granted with the powers and duties of the Chief Financial Officer of Borrower as existing on the date of this Agreement without the prior consent of Lender in an Authenticated Record.

8.4    Sale or Disposition. Sell or otherwise dispose of all or any Collateral or other Property, or grant any Person an option to acquire any Collateral or other Property, except for (a) obsolete, worn out or surplus Property disposed of in the ordinary course of Borrower's business as conducted on the Effective Date, (b) Equipment replaced in the ordinary course of Borrower's business as conducted on the Effective Date, (c) Inventory sold in the ordinary course of Borrower's business as conducted on the Effective Date, (d) Equity Interests of any of Borrower's subsidiaries which are transferred to Borrower or a Guarantor and (e) any loans or advances permitted by Section 8.15 of this Agreement and investments permitted pursuant to Section 8.16 of this Agreement.

8.5    Real Property Defaults. Permit any landlord, mortgagee, trustee under any Material deed of trust, warehouseman, bailee or lienholder to declare a default under any Material lease, mortgage, deed of trust, warehousing or bailee agreement or lien on real estate owned or leased by Borrower or in which Borrower maintains any Collateral, which default remains uncured after the lesser of (a) any stated cure period, or (b) a period of thirty (30) days from its occurrence, unless such default is being contested by Borrower in good faith by appropriate proceedings being diligently conducted and Reserves for such amounts have been established by Lender and have been maintained by Borrower.

8.6    Liens and Encumbrances. Grant, permit or suffer to exist the imposition of any security interest, pledge, lien, charge, mortgage or other encumbrance on any Collateral (collectively, “liens”), except (a) liens in favor of Lender, (b) liens described in the Disclosure Schedule, and (c) Permitted Liens.

8.7    Dividends and Distributions; Payment of Indebtedness. (a) Pay any cash dividends or profits to any current or former holder of its Equity Interests, (b) make any distribution or return of capital in cash or other Property to any current or former holder of its Equity Interests, (c) make any payment or distribution in cash or other Property to any current or former holder of its Equity Interests in connection with any direct or indirect redemption or purchase of Equity Interests entered into on or prior to the date hereof, (d) directly or indirectly purchase or redeem any of its Equity Interests, or retire any of its Equity Interests, or take any action which would have an effect equivalent to any of the foregoing, or (e) pay any principal, interest, or other amount in connection with any Indebtedness (other than the Obligations) not permitted pursuant to Section 8.1.

8.8    Guaranties; Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase, assume or otherwise become liable for the Indebtedness of any Person (or suffer the incurrence of any such Indebtedness), except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower's business as conducted on the Effective Date.

8.9    Removal of Collateral. Remove, or cause or permit to be removed, any of the Collateral from the premises where such Collateral is currently located and described in the Disclosure Schedule, except (a) for sales of Inventory in the ordinary course of Borrower's business as conducted on the Effective Date, (b) dispositions of worn-out, obsolete or surplus Equipment in the ordinary course of Borrower's business as conducted on the Effective Date, and (c) off-site repairs of Equipment in the ordinary course of Borrower's business as conducted on the Effective Date.

8.10    Transfer of Notes or Accounts. (a) Sell, assign, transfer, or otherwise dispose of any Account, or any Chattel Paper, Letter-Of-Credit Rights, promissory note or other Instrument payable to Borrower or evidencing any Account, or (b) accept or negotiate any discount on any Account, promissory note or other Instrument payable to Borrower except in the ordinary course of Borrower's business as conducted on the Effective Date.

8.11    Settlements. Compromise, settle or adjust any Material claim relating to any Collateral except in the ordinary course of Borrower's business as conducted on the Effective Date.

8.12    Change of Business. Cause or permit a change in the nature of its business as conducted on the Effective Date.

8.13    Change of Accounting Practices. Change its accounting principles or practices as in effect on the Effective Date in any respect, except for changes in accounting principles as may be required by changes in GAAP or by the rules or regulations of the Securities and Exchange Commission or interpretations of or guidance with respect thereto by the staff of such Commission, in each case for which Borrower has provided prior written notice to Lender in an Authenticated Record.

8.14    Inconsistent Agreement. Enter into any agreement that would be violated by the payment or performance of the Obligations or Borrower's other liabilities and obligations under this Agreement or any other Loan Document.

8.15    Loan or Advances; Personal Expenses. Make any loans or advances to any Person, or make any payments or pay any liabilities, costs or expenses, of or on behalf of any other Person (collectively, “third party expenses”), whether such third party expenses have arisen or have been incurred on or prior to the date of this Agreement, or arise or are incurred after the date hereof, except for (a) advances for or reimbursements of business-related expenses incurred by directors, officers or employees of Borrower in the ordinary course, including but not limited to business expenses for food, lodging, travel and credit card charges, (b) advances to independent examination contractors not to exceed $200,000 in the aggregate outstanding at any time, and (c) loans or advances to any Guarantor so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the amount of the Borrowing Capacity less the aggregate amount of the Obligations outstanding after giving effect to such loans or advances is not less than $2,000,000, (iii) such loans or advances (other than loans or advances in the form of the payment, on behalf of a Guarantor, of general and administrative expenses incurred by or allocable to such Guarantor) are evidenced by a promissory payable by such Guarantor to Borrower, the original of which, together with a an undated note power therefor executed by Borrower in blank, has been delivered to Lender, and (iv) the aggregate amount of all loans and advances by Borrower to the Guarantors, together with the aggregate amount of all investments made by Borrower in the Guarantors and the amount of all payments and distributions made by Borrower to the Guarantors on account of loans made by the Guarantors to Borrower, does not exceed $500,000 in any calendar year.

8.16    Investments. Make any investment in any Person or Affiliate after the Effective Date, whether in the form of equity interests (including, but not limited to, subscriptions, warrants, options or other rights convertible into equity interests), Indebtedness (including Indebtedness that is convertible into equity interests), any combination of equity interests and Indebtedness, or otherwise, except (a) Permitted Investments and (b) investments in Equity Interests in the Guarantors so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the amount of the Borrowing Capacity less the aggregate amount of the Obligations outstanding after giving effect to such investments is not less than $2,000,000, and (iii) the aggregate amount of all investments by Borrower in the Guarantors, together with the aggregate amount of all loans and advances by Borrower to the Guarantors and the amount of all payments and distributions made by Borrower to the Guarantors on account of loans made by the Guarantors to Borrower, does not exceed $500,000 in any calendar year.

8.17    Deposit and Securities Accounts. Open or maintain any deposit, checking, operating or other bank account, or similar money handling account, with any bank or other financial institution, or open or maintain any securities account with any securities intermediary or other financial institution, except for those accounts identified in the Disclosure Schedule, or close or permit to be closed any of the accounts listed in the Disclosure Schedule, in each case without Lender's prior written consent, and then only after Borrower has implemented control or similar agreements with such bank, securities intermediary or other financial institution and Lender in form and substance acceptable to Lender.

8.18    Transactions with Affiliates. Make, enter into or otherwise undertake any transaction with any Affiliate (other than (i) with a Guarantor as permitted by Sections 8.2, 8.4, 8.15 or 8.16 or (ii) otherwise as permitted by Section 8.15(a)), if such transaction (a) has not been approved or otherwise consented to pursuant to the applicable terms of Borrower's Charter Documents, (b) has not been approved by at least a majority of the disinterested directors of Borrower entitled to approve or vote on such transaction after being informed of the material terms of such transaction, and (c) is not at least as favorable to Borrower as a similar transaction entered into at arms' length with an unrelated third party.

8.19    Capital Expenditures. Permit Unfunded Capital Expenditures to exceed, individually or in the aggregate, $2,550,000 in Fiscal Year 2013, $2,700,000 in Fiscal Year 2014, and $2,700,000 in Fiscal Year 2015.

8.20    EBITDA. Permit EBITDA as of and for:

(a) The Six-(6) consecutive calendar month period ending on June 30, 2013, to be less than Negative Four Million Two Hundred Sixty-Three Thousand and 00/100 Dollars ($4,263,000.00);

(b) The nine (9) consecutive calendar month period ending on September 30, 2013, to be less than Negative Six Million Four Hundred Fifteen Thousand and 00/100 Dollars ($6,415,000.00);

(c) The Fiscal Year ending on December 31, 2013, to be less than Negative Four Million Four Hundred Forty-One Thousand and 00/100 Dollars ($4,441,000.00);

(d) The Twelve (12) consecutive calendar month period ending on March 31, 2014, to be less than Negative Three Million Nine Hundred Fifty-Six Thousand and 00/100 Dollars ($3,956,000.00);

(e) The Twelve (12) consecutive calendar month period ending on June 30, 2014, to be less than Negative Three Million One Hundred Sixty-Six Thousand and 00/100 Dollars ($3,166,000.00);

(f) The Twelve (12) consecutive calendar month period ending on September 30, 2014, to be less than Negative Two Million Four Hundred Forty-Four Thousand and 00/100 Dollars ($2,444,000.00);

(g) The Fiscal Year ending on December 31, 2014, to be less than Negative One Million Eight Hundred Sixty-Three Thousand and 00/100 Dollars ($1,863,000.00); and

(h) For each twelve (12) consecutive calendar month period ending on the last day of each Fiscal Quarter thereafter, to be less than One Hundred Thousand and 00/100 Dollars -- $100,000.00.

ARTICLE 9.EVENTS OF DEFAULT; REMEDIES OF LENDER.
9.1    Events of Default. The happening of any of the following events, occurrences or conditions, or series of events, occurrences or conditions, shall be an “Event of Default” (collectively, “Events of Default”) under this Agreement:
(a)Borrower shall fail to pay the amount of any Obligation (whether principal, interest, costs, charges, expenses, or otherwise) in full when due pursuant to the terms of this Agreement or any other Loan Document; or

(b)any representation contained in ARTICLE 5 of this Agreement, or any representation or certification contained in any certificate, document or instrument delivered to Lender pursuant to ARTICLE 6 of this Agreement, shall have been inaccurate when made by Borrower or shall have been otherwise breached; or

(c)Borrower shall fail to comply with any provision, term, covenant or condition contained in ARTICLE 6, ARTICLE 7 (other than Sections 7.3, 7.4, 7.6 and 7.7 hereof) or ARTICLE 8 (other than Sections 8.6 and 8.8 hereof with respect only to liens and contingent liabilities that Borrower permits or suffers to exist or to be incurred) of this Agreement; or

(d)other than with respect to the provisions, terms, covenants and conditions specified in Section 9.1(c), Borrower shall fail to comply with any provision, term, covenant, or condition contained in this Agreement, and such failure continues (i) in the case of Sections 7.3 and 7.4 hereof and Sections 8.6 and 8.8 hereof (with respect only to liens and contingent liabilities that Borrower permits or suffers to exist or to be incurred), for a period in excess of ten (10) calendar days after the date that Borrower failed to comply with such provision, term, covenant or condition, respectively, and (ii) otherwise, for a period in excess of ten (10) Banking Days after the date that Borrower failed to comply with such provision, term, covenant or condition, respectively; or

(e)the occurrence of any “default” or “event of default” under any other Loan Document (as such terms are defined in the respective Loan Document), after taking into consideration any applicable period of grace, notice and/or cure as provided for in such Loan Document, if any; or

(f)Borrower shall (i) cease to be Solvent, (ii) make an assignment for the benefit of its creditors, (iii) call a meeting of its creditors to obtain any general financial accommodation, (iv) suspend business, or (v) commence any case under any provision of the Bankruptcy Code including provisions for reorganizations or Borrower takes any action in furtherance of the foregoing; or

(g) (i) if any case under any provision of the Bankruptcy Code, including provisions for reorganizations, shall be commenced against Borrower and such case remains undismissed, undischarged or unbonded for a period of sixty (60) calendar days from the date of commencement, or (ii) if a receiver, trustee or equivalent officer shall be appointed for all or any of the Collateral, of Borrower's other Property or of any Guarantor's Property which results in the entry of an order for relief or such adjudication or appointment; or

(h)if Borrower's independent public accountants shall refuse to deliver to Lender any financial statement required by this Agreement within thirty (30) calendar days of the due date thereof; or

(i)if any federal or state tax lien is filed or recorded against Borrower and is not bonded or discharged within fifteen (15) calendar days of the date of filing or recording; or

(j) if a Material judgment shall be entered against Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within fifteen (15) calendar days of entry, except a judgment where the claim is fully covered by insurance and the insurer has accepted full liability therefor in writing and such writing has been delivered to Lender; or

(k)if, other than with respect to the Obligations (i) any Material Indebtedness of Borrower shall be declared to be or shall become due and payable prior to its stated maturity; or (ii) any obligation of Borrower with respect to any Material Indebtedness shall not be paid or performed as and when the same becomes due; or (iii) any payment by Borrower with respect to any Material Indebtedness shall be declared to be or shall become due and payable prior to its stated maturity; or (iii) there shall occur any event or condition which constitutes an event of default under any mortgage, indenture, Instrument, agreement or evidence of Indebtedness relating to any Material Indebtedness of Borrower the effect of which is to permit the holder or the holders of such mortgage, indenture, Instrument, agreement or evidence of Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; or

(l)if Borrower becomes obligated to pay any Material amount under any Third Party Obligation, or any Third Party Obligation is not renewed or replaced on terms substantially similar to or more favorable to Borrower than the original Third Party Obligation; or

(m)the occurrence of any Reportable Event that could in Lender's reasonable discretion result in the termination of any Employee Benefit Plan, or if a trustee shall be appointed by a United States District Court or other court or administrative tribunal to administer any Employee Benefit Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Employee Benefit Plan; or

(n)the occurrence of any Material Adverse Change.

9.2    Continuation of Events of Default. For purposes of this Agreement, an Event of Default shall be deemed to be continuing from the date of occurrence of such Event of Default until the earlier of (a) the date, if any, Lender waives such Event of Default in writing, or (b) the date that Borrower cures such Event of Default to Lender's satisfaction in Lender's sole discretion.

9.3    Rights and Remedies with Respect to Loans and Advances.

(a) Termination of Lending Obligations. Upon the occurrence and during the continuation of an Event of Default Lender may, in Lender's sole discretion (i) terminate any or all Loans and correspondingly terminate its obligations to otherwise lend to or extend credit to Borrower under this Agreement, under any Note and/or any other Loan Document, without prior notice to Borrower, and/or (ii) increase the amount of interest payable on any Loan to the applicable Default Rate, and/or (iii) increase all fees payable to Borrower under this Agreement that may be increased upon the occurrence of an Event of Default, and/or (iv) demand payment in full of all or any portion of the Obligations or any Note (whether or not payable on demand prior to such Event of Default), and/or (v) take all other and further actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law or in equity.

(b) Obligations Immediately Due. Notwithstanding the provisions of Section 9.3(a) immediately above, upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), without notice, demand or other action by Lender (i) all of Borrower's Obligations to Lender shall immediately become due and payable whether or not payable on demand prior to such Event of Default, and (ii) all interest payable on the Obligations shall increase to the applicable Default Rate, and (iii) all fees payable to Borrower under this Agreement that may be increased upon the occurrence of an Event of Default shall increase to their applicable amount after an Event of Default, and (iv) Lender may take all other and further actions and avail itself of any and all rights and remedies available to Lender under this
Agreement, any other Loan Document, under law or in equity.

9.4    Rights and Remedies with Respect to Collateral. Without limiting any rights or remedies Lender may have pursuant to this Agreement, under applicable law or otherwise, and in addition to all rights and remedies granted to Lender as a Secured Party in the UCC, upon the occurrence and during the continuation of an Event of Default:

(a) Notification of Account Debtors. (i) Lender may notify Account Debtors of Lender's security interest in and to Accounts and Receivables and direct Account Debtors to make payment directly to Lender without notice to, consent of, or any other action by Borrower, or (ii) Borrower, at the request of Lender, shall notify Account Debtors of Lender's security interest in Borrower's Accounts and Receivables and direct Account Debtors to make payment directly to Lender. Borrower hereby authorizes Account Debtors to make payments directly to Lender and to rely on notice from Lender without further inquiry. Lender may on Borrower's behalf endorse all items of payment received by Lender that are payable to Borrower for the purposes described above.

(b) Collections; Modifications of Terms. Lender may but shall be under no obligation to (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to Lender; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or Borrower's name, and apply any such collections against the Obligations in such amounts and in such order as Lender determines in Lender's sole discretion; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew, settle or discharge any rights or benefits of Borrower with respect to or in and to any Collateral, or deal with the Collateral as Lender may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral Lender deems necessary or proper in its reasonable discretion, including without limitation, extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of Borrower and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Lender under this Agreement or any other Loan Document.

(c) Insurance. Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and Borrower's name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Lender may be applied by Lender against payment of all or any portion of the Obligations as Lender may elect in its reasonable discretion.

(d) Possession and Assembly of Collateral. Lender may take possession of the Collateral and/or without removal render Borrower's Equipment unusable. Upon Lender's request, Borrower shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender that is reasonably convenient to Lender and Borrower.

(e) Set-off. Lender may and without any notice to, consent of or any other action by Borrower (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Lender, and/or (ii) any Indebtedness at any time owing by Lender or any Affiliate of Lender or any participant in the Loans to or for the credit or the account of Borrower, to the repayment of the Obligations irrespective of whether any demand for payment of the Obligations has been made.

(f) Disposition of Collateral.

(i)Sale, Lease, etc. of Collateral. Lender may, without demand, advertising or notice, all of which Debtor hereby waives (except as the same may be required by the UCC or other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as are commercially reasonable (within the meaning of the UCC) (A) sell, lease, license or otherwise dispose of any and all Collateral, and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Lender may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Lender in its reasonable discretion. Lender may be the purchaser at any such public sale or other disposition of Collateral, and in such case Lender may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Lender to the purchase price payable in connection with such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, however, that Lender shall provide Debtor with written notice of the time and place of such postponed or adjourned sale or disposition. Borrower hereby acknowledges and agrees that Lender's compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

(ii)Application of Disposition Proceeds. Borrower shall be obligated for, and the Proceeds of any sale, lease, license or other disposition of Collateral pursuant to this paragraph (f) shall be applied (A) first to the costs of retaking, holding, preparing for disposition, processing, and disposing of Collateral, including the fees and disbursements of attorneys, auctioneers, appraisers, consultants and accountants employed by Lender in connection with the foregoing, and then (B) to the payment of the Obligations in whatever order Lender may elect. Borrower shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied as provided in the foregoing sentence. Lender shall pay any Proceeds of the sale, lease, license or other disposition of Collateral remaining after application as provided in clause (A) and (B), above, in accordance with the applicable provisions of the UCC.

(iii)Warranties; Sales on Credit. Lender may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Debtor hereby acknowledges and agrees that Lender's disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Lender sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrower will be credited only with payments actually made by the recipient of such Collateral and received by Lender and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant to this paragraph (f) on credit, Lender may re-offer the Collateral for sale, lease, license or other disposition.

(g) Election of Remedies for Non-Collateral Property. Notwithstanding Lender's security interest in and to the Collateral, to the extent that the Obligations are now or are hereafter secured by any Property other than the Collateral, or by the guaranty, endorsement, assets or Property of any other Person, Lender shall have the right in Lender's sole discretion to determine which rights, security, security interests, liens, charges, encumbrances and/or remedies Lender may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Lender's other rights, security, security interests, liens, charges, encumbrances and/or remedies with respect to such Property, or any of Lender's rights or remedies under this Agreement or any other Loan Document.

(h) Lender's Obligations. Borrower agrees that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of Borrower or any other Person. Lender shall not be responsible to Borrower for loss or damage resulting from Lender's failure to enforce its security interests or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of Borrower to Lender.

(i)Waiver of Rights by Borrower. Except as may be otherwise specifically provided in this Agreement, Borrower waives, to the extent permitted by law, all bonds, security or sureties required by any Governmental Rule or otherwise as an incident to Lender's taking of possession of, or sale, lease, license or other disposition of, any Collateral. Borrower authorizes Lender, upon the occurrence of an Event of Default to enter upon any premises owned by or leased to Borrower where the Collateral is kept, without obligation to pay rent or for use and occupancy, through self-help, without judicial process and without having first given notice to Borrower or obtained an order of any court, and peacefully retake possession thereof by securing at or removing same from such premises.

ARTICLE 10.GENERAL PROVISIONS.

10.1    Rights and Remedies Cumulative. Lender's rights and remedies under this Agreement (specifically including all rights and remedies of Lender under ARTICLE 9) shall be cumulative and not alternative or exclusive, irrespective of any other rights or remedies that may be available to Lender under any other Loan Document, by operation of law or otherwise, and may be exercised by Lender at such time or times and in such order as Lender in Lender's sole discretion may determine, and are for the sole benefit of Lender. Lender's failure to exercise or delay in exercising any right or remedy shall not (a) preclude Lender from exercising such right or remedy thereafter, (b) preclude Lender from exercising any other right or remedy of Lender, or (c) result in liability to Lender or Lender's Affiliates or their respective members, managers, shareholders, directors, officers, partners, employees, consultants or agents.

10.2    Reinstatement. The agreements, covenants, liabilities and obligations of Borrower set forth in this Agreement (including, but not limited to, the final and indefeasible payment to Lender in cash and performance of the Obligations in full) shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of the Obligations is rescinded or must otherwise be restored or returned by Lender by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any other Person, or any Property of Borrower or any other Person, or otherwise, all as though such payment had not been made.

10.3    Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns and shall be binding upon the parties, their successors and assigns. Lender shall have the right, without the necessity of any consent, authorization or other action by Borrower, to sell, assign, securitize or grant participations in all or a portion of Lender's interest in the Loans to other financial institutions of Lender's choice and on such terms as are acceptable to Lender in Lender's sole discretion, except that, so long as no Event of Default has occurred and is continuing, Borrower's consent shall be required with respect to any such sale, assignment, securitization or grant by Lender (other than to an Affiliate of Lender or in connection with the sale of all or substantially all of the portfolio of loans of Lender of which the Loans are a part) which would cause (a) the amount of the outstanding Loans or unfunded commitments to make Loans held by or remaining with Lender hereunder to be less than 50% of all of the outstanding Loans or unfunded commitments to make Loans hereunder or (b) Lender to cease to have the sole right to administer this Agreement or to enforce the rights and remedies provided by ARTICLE 9 or any other rights contemplated by Section 10.1 hereunder. Borrower shall not assign, exchange or otherwise hypothecate any rights, liabilities or obligations under this Agreement, in whole or in part, without the prior written consent of Lender, which consent may be granted or withheld in Lender's sole discretion, and any attempted assignment, exchange or hypothecation without Lender's written consent shall be void and be of no effect.

10.4    Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, facsimile, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when either received or receipt rejected by the party to whom addressed, and shall be addressed as provided in the Disclosure Schedule, or to such other address as the party affected may hereafter designate.

10.5    Strict Performance. The failure by Lender at any time to require Borrower's strict compliance with or performance of any provision of this Agreement shall not waive, affect, impair or diminish any right of Lender thereafter to demand Borrower's strict compliance with and performance of such provision. Any suspension or waiver by Lender of any Default or Event of Default shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent to such suspension or waiver and whether of the same or a different type.

10.6    Waiver. Borrower waives presentment, protest, notice of dishonor and notice of protest with respect to any Document or Instrument on or for which it may be liable to Lender as maker, endorser, guarantor or otherwise (including but not limited to this Agreement and each Note).

10.7    Construction of Agreement. The parties hereto agree that the terms, provisions and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.8    Expenses; Taxes.
(a)Borrower shall reimburse Lender for all expenses incurred by Lender in connection with the transactions contemplated by this Agreement or the other Loan Documents, including, without limitation, fees in connection with any bank account, the Lockbox, the Blocked Account, wire charges, automatic clearing house fees and other similar costs and expenses incurred by Lender in carrying out the transactions contemplated by this Agreement.
(b)If, at any time or times prior or subsequent to the Effective Date, regardless of any of the transactions contemplated by this Agreement are concluded, or whether or not a Default or an Event of Default then exists, Lender employs counsel for advice or other representation, incurs legal fees or expenses, consulting fees or expenses, fees, costs or expenses of external professionals engaged by Lender, or other out-of-pocket costs or expenses in connection with: (i) the exercise of any right or remedy of Lender described in this Agreement or any other Loan Document; (ii) the negotiation and preparation of this Agreement or any other Loan Document, or any amendment, modification or restatement of this Agreement or any other Loan Document; (iii) the administration of this Agreement or any other Loan Document and the transactions contemplated hereby and thereby; (iv) subject to the limitations set forth in Section 3.5, periodic field exams or audits and appraisals performed by Lender; (v) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document or Borrower's business or affairs; (vi) the establishment, attachment, perfection or protection of any security interest or lien on the Collateral; (vii) any attempt to enforce any right or remedy of Lender against Borrower or any other Person who may be obligated to Lender by virtue of this Agreement or any other Loan Document including, without limitation, Account Debtors; or (viii) subject to the limitations set forth in Section 3.5, any attempt to inspect, verify, protect, preserve, restore, collect, sell, lease, license, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, all reasonable attorneys' fees arising from such services and all expenses, costs and charges of such counsel, all fees, costs, expenses and charges of consultants and professionals engaged by Lender, and all other costs and out-of-pocket expenses of Lender relating to any of the events or actions described above shall be payable by Borrower to Lender, and shall be additional Obligations under this Agreement secured by the Collateral.

(c)Additionally, if any tax, levy or charge (including any intangibles tax, stamp tax or recording tax) shall be imposed upon or payable by Lender in connection with the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan Document, or the creation of any of the Obligations under this Agreement (i) Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes, levies and charges including, but not limited to, any interest and penalties thereon, (ii) following receipt of notice from Lender regarding the claim for payment of, or imposition of, any such tax, levy or charge, with the consent of Lender, which consent may not be unreasonably withheld, conditioned or delayed, Borrower shall have the right, at its own cost and expense, to contest the imposition of such tax, levy or charge, and with the consent of the Lender, which consent may not be unreasonably withheld, conditioned or delayed, to compromise or settle such claim for such tax, levy or charge and pay the same following such compromise or settlement, and (iii) in any circumstance described in clause (i) or (ii) above, Borrower will indemnify, defend and hold Lender harmless from and against any liability in connection therewith.
(d)Borrower's obligations under this Section 10.8 shall survive termination of the Loans and the termination of this Agreement.

10.9    Interest, Fees and Reimbursements Charged to Revolving Credit. Borrower agrees that Lender (a) may charge all interest, fees, costs and expenses payable by Borrower to Lender pursuant to the terms of this Agreement and the other Loan Documents (including any amount paid by Lender and required to be reimbursed by Borrower pursuant to the provisions of Section 10.8) to the Revolving Credit, (b) pay such amounts to Lender from the proceeds of the Revolving Credit, and (c) treat each such payment as an Advance of the Revolving Credit on the date the proceeds of an Advance described immediately above are paid to Lender.

10.10    Marketing and Advertising. Borrower hereby authorizes and gives permission for Lender and Lender's Affiliates to use the legal or fictional company name, logo, trademark and/or personal quotes in connection with promotional materials that Lender may disseminate to the public relating to Lender's relationship with Borrower. Promotional materials may include, but are not limited to, brochures, video tapes, emails, internet websites, advertising in newspapers and/or other periodicals, lucites, pictures and photographs. Lender shall provide Borrower with a copy of promotional materials prepared by Lender or Lender's Affiliates prior to making such promotional materials available to the public.

10.11    Waiver of Right to Jury Trial. Borrower and Lender recognize that in matters related to the Loans and/or this Agreement, and as it may be subsequently modified and/or amended, either party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a judge, magistrate, referee or other elected or appointed decider of facts). By executing this Agreement, Lender and Borrower will give up their respective right to a trial by jury. Borrower and Lender each hereby expressly acknowledges that this waiver is entered into to avoid delays, minimize trial expenses, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with Agreement, the Loan(s), the Note(s) and the transactions contemplated by this Agreement.

(a) WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT BORROWER OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, ACTION, SUIT OR PROCEEDING, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, ANY LOAN, ANY NOTE, ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, BEFORE OR AFTER MATURITY.
(b) CERTIFICATIONS. BORROWER HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF ANY LITIGATION, ACTION SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

10.12    Indemnification by Borrower. Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender, Lender's Affiliates and their respective members, managers, directors, shareholders, officers, partners, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, actual attorney's fees and expenses and other costs of investigation or defense, including those incurred upon any appeal), which may be incurred by or asserted against any Indemnitee (whether for breach of contract, in tort or under any other theory of liability) in connection with or as a result of credit having been extended, suspended or terminated under this Agreement or the other Loan Documents or with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of relating to, this Agreement or the other Loan Documents or any other documents or transactions contemplated by or referred to in this Agreement, or any action or failure to act with respect to any of the foregoing, including any and all product liabilities, environmental liabilities, taxes and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents, the correctness, validity or genuineness of any Instrument or Document that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), the existence, character, quantity, quality, condition, value or delivery of any Goods purporting to be represented by any such Instruments or Documents, or any broker's commission, finder's fee or similar charge or fee payable by Borrower in connection with the Loans and the transactions contemplated by this Agreement (collectively, the “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. BORROWER, FOR ITSELF AND FOR ALL SUCCESSORS, ASSIGNS, THIRD PARTY BENEFICIARIES AND ALL OTHER PERSONS THAT MAY ASSERT CLAIMS DERIVATIVELY THROUGH SUCH PARTY, HEREBY WAIVES ANY AND ALL CLAIMS FOR INDEMNIFIED LIABILITIES AGAINST ALL INDEMNITEES EXCEPT TO THE EXTENT THAT ANY SUCH INDEMNIFIED LIABILITY IS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO BORROWER, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER. THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE TERMINATION OF THE LOANS AND THE TERMINATION OF THIS AGREEMENT.

10.13    Savings Clause for Indemnification. To the extent that Borrower's undertaking to indemnify, pay and hold harmless set forth in Section 10.12 above may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 10.12.

10.14    Lender's Performance. Lender shall not be responsible for any failure of any Advance to be credited to any account of Borrower (i) if such failure is caused by conditions beyond Lender's control including, but not limited to Acts of God, restrictions of Governmental Units (including the denial or cancellation of any necessary license, registration or permit), wars, insurrections, or interruptions of telephone service or internet access caused by a service provider or resulting from the failure of a service provider's equipment, software or personnel, and (ii) if such failure is not caused by or due to an event, occurrence or condition described in clause (i) immediately above, unless such failure is caused by or due to Lender's gross negligence or willful misconduct.

10.15    Entire Agreement; Amendments; Lender's Consent. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement between Lender and Borrower with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions between Lender and Borrower, whether express or implied, oral or written, with respect to the subject matter hereof. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be Authenticated by Lender in a Record, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.16    Cross Default; Cross Collateralization. Borrower hereby acknowledges and agrees that (a) each other Loan Document and agreement between Borrower and Lender is hereby amended, to the extent necessary, to provide that a Default or an Event of Default under this Agreement is a default or event of default, respectively, under each such Loan Document or agreement, and a default or event of default under any Loan Document or agreement between Borrower and Lender is a Default or an Event of Default, respectively, under this Agreement, and (b) the Collateral secures the final and indefeasible payment to Lender in cash and performance of the Obligations in full, whether now or hereafter outstanding under all other Loan Documents and agreements between Borrower and Lender, and that the Collateral and any other Property of any other Person pledged to Lender in connection with the transactions contemplated by this Agreement under any other Loan Document or agreement with Lender secures the final and indefeasible payment to Lender in cash and performance of the Obligations in full.

10.17    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

10.18    Severability of Provisions. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

10.19    Governing Law; Consent To Jurisdiction.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF EACH NOTE DELIVERED PURSUANT HERETO WERE AND ARE DISBURSED FROM THE STATE OF NEW YORK. THE PARTIES AGREE THAT THE STATE OF NEW YORK HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT OR ANY NOTE ISSUED BY BORROWER TO LENDER IN CONNECTION HEREWITH, AND THIS AGREEMENT AND EACH SUCH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN THE SOLE OPTION OF LENDER IN ANY FEDERAL OR STATE COURT LOCATED IN WESTCHESTER COUNTY, NEW YORK, OR NEW YORK COUNTY, NEW YORK PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW; HOWEVER, LENDER MAY, AT ITS OPTION, COMMENCE ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION TO OBTAIN POSSESSION OF OR FORECLOSE UPON ANY COLLATERAL, TO OBTAIN EQUITABLE RELIEF OR TO ENFORCE ANY JUDGMENT OR ORDER OBTAINED BY LENDER AGAINST BORROWER OR WITH RESPECT TO ANY COLLATERAL, TO ENFORCE ANY RIGHT OR REMEDY UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO OBTAIN ANY OTHER RELIEF DEEMED APPROPRIATE BY LENDER, AND LENDER AND BORROWER EACH WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER REPRESENTS AND ACKNOWLEDGES THAT IT HAS REVIEWED THIS CONSENT TO JURISDICTION PROVISION WITH ITS LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

10.20    Confidentiality.
Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of Borrower, (g) to any assignee or participant or proposed assignee or participant of the Loans or of any commitment to make Loans hereunder so long as such assignee or participant agrees to maintain the confidentiality of such Information on terms substantially similar to those provided under this Section or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a non-confidential basis from a source other than Borrower or any subsidiary of Borrower.
For purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its subsidiaries, or their respective businesses or assets, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or such subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.21    Table of Contents; Headings. The table of contents and headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

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[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

LENDER:

KELTIC FINANCIAL PARTNERS II, LP
By Keltic Financial Services, LLC, its general partner

By:
Name: ______________________________
Its:
Effective Date:

BORROWER:

HOOPER HOLMES, INC.

By:
Name:
Its:
Date:

DEFINITIONS SCHEDULE

“Advance” means each principal amount of the Revolving Credit delivered to Borrower in connection with a Notice of Borrowing and each other amount charged to the principal of the Revolving Credit pursuant to this Agreement.
“Affiliate” of a Person means a “Person related to” such Person as defined in Sections 9-102(62) and 9-102(63) of the UCC, and for purposes of this Agreement also includes any employee of such Person, and any entity controlled by or under common control with any such employee. For purposes of this definition the term “control” as used in Section 9-102(63) of the UCC means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ownership of voting stock or other equity interests, by agreement or otherwise.
“Anti-Terrorism Laws” shall mean any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act (Pub. L. No. 107-56 (Oct. 12, 2001)).
“Banking Day” means a day on which commercial banks are not authorized or required to close in New York State.
“Blocked Person” shall mean (1) any person: (a) listed in the annex to Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named a “specially designated national” or “blocked person” on the most current list published by the U.S. Department of Treasury Office of Foreign Assets Control or any successor agency (“OFAC”) or other similar list, or (f) that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (2) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.
“Borrower Pledge Agreement” means a pledge agreement Authenticated by Borrower and acknowledged by the Guarantors (other than TEG Enterprises, Inc.) and delivered to Lender pursuant to the terms of this Agreement.
“Borrowing Base” means, at any time, an amount equal to:
(e)an amount not to exceed eighty-five percent (85%) of the aggregate amount of Eligible Receivables at such time;
(f)less, the aggregate amount of all Reserves in effect at such time.
“Capital Expenditures” means for any period, as determined in accordance with GAAP, the dollar amount of gross expenditures (including obligations under capital leases) made or incurred for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) during such period.
“Charter Documents” means (a) with respect to a corporation, such corporation's certificate or articles of incorporation (as applicable) and bylaws in effect on the Effective Date, and as the same may be amended, restated or otherwise modified after the date hereof, (b) with respect to a partnership, such partnership's articles or certificate of formation or certificate of partnership (as applicable) or other certificate required to be filed with any Governmental Authority in order to form such partnership, and partnership agreement in effect on the Effective Date, and as the same may be amended, restated or otherwise modified after the date hereof, and (c) with respect to a limited liability company or limited liability partnership, such limited liability company's or limited liability partnership's articles or certificate of formation or organization (as applicable) and operating agreement, limited liability partnership agreement or operating agreement (as applicable) in effect on the Effective Date, and as the same may be amended, restated or otherwise modified after the date hereof.
“Code” means the Internal Revenue Code of the United States, as the same may be amended.
“Collateral” means all of Borrower's right, title and interest in and to the following, wherever located and whether owned on the Effective Date or thereafter acquired, whether owned or held by Borrower or by any other Person in any manner for Borrower's account (and specifically includes all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of all of the following): all cash, Money (as defined in Section 1-201(24) of the UCC), Accessions, Accounts (including without limitation all Receivables and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any or all of the Collateral), Certificates of title, Chattel Paper, Commercial Tort Claims (specifically including all Commercial Tort Claims arising from or in connection with the matters described in the attached Disclosure Schedule), Deposit Accounts, Documents (including but not limited all to books and records, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, writings, plans, specifications, schematics customer lists, credit files, computer programs, printouts and other computer materials and records of Borrower pertaining to any of the items or subject matter described in this paragraph),

Equipment, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Investment Property, Letter-Of-Credit Rights, Proceeds, Records, Software and Supporting Obligations, all rights to payment for money or funds advanced or sold, and all monies or other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or any Affiliate of Lender or any representative, agent or correspondent of Lender pertaining to any of the items or subject matter described in this paragraph, and to the extent not otherwise included in the foregoing, all other property in which a security interest may be granted under the UCC or which may be delivered to and held by Lender pursuant to the terms hereof. Notwithstanding the foregoing, if on or prior to the Effective Date Borrower has not obtained the written consent of a Governmental Authority necessary to permit the assignment of any Document, Instrument, Chattel Paper, contract or agreement by and between Borrower and any Governmental Authority (a “Government Contract”) in connection with the granting by Borrower to Lender of the security interests described herein, the Collateral and Lender's security interests described herein shall specifically exclude each such Government Contract, and all of Borrower's rights, title and interests therein, however, in such case the Collateral and Lender's security interests granted herein shall specifically include and shall be limited to all Accounts and Receivables in connection with such Government Contract and all of Borrower's rights, title and interests in and to such Accounts and Receivables, and all such Accounts and Receivables shall be considered as Collateral for purposes hereof.
“Contract Year” means initially the period of twelve (12) consecutive calendar months commencing on the Effective Date, and thereafter each period of twelve (12) consecutive calendar months commencing on the annual anniversary of the Effective Date.
“Default” means each event, occurrence or condition, or series of events, occurrences or conditions (individually and collectively, an “Occurrence”), that would constitute an Event of Default as defined in Section 9.1, disregarding (a) all requirements of notice to be delivered to Borrower under this Agreement in connection with such Occurrence as a condition to the existence of such prospective Event of Default, and (b) all periods of time, grace or cure under this Agreement that must pass prior to the existent of such prospective Event of Default.
“Default Rate” means an annualized rate of interest that is equal to three and one-half percent (3.50%) more than the Revolving Credit Rate.
“Eastern Time” means North American Eastern Standard Time, including Eastern standard time when observing standard time, and Eastern daylight time when observing daylight saving time.
“EBITDA” means, for any period, Borrower's total income before interest expense, taxes, depreciation and amortization for such period, all calculated in accordance with GAAP, consistently applied and determined as of and at the end of such period. For purposes of this Agreement, EBITDA for any period shall be determined disregarding any extraordinary items of income and expense during such period.
“Eligible Receivable” means each Receivable: for which the Records and accounts are located at Borrower's facilities where such Records are maintained as described in the Disclosure Schedule; arising out of a sale in the ordinary course of Borrower's business as conducted on the Effective Date; relating to a sale made by Borrower to a Person that is not an Affiliate of Borrower; and that is acceptable to Lender in Lender's discretion. Lender may treat any Receivable as ineligible if:
(a) more than ninety (90) consecutive calendar days have passed from the original invoice date for such Receivable; or

(b) any representation contained in this Agreement with respect to such Receivable or with respect to whether such Receivable is an Eligible Receivable was inaccurate when made; or

(c) the Account Debtor has disputed liability or made any claim with respect to such Receivable or with respect to any other material Receivable due from the Account Debtor; or

(d) the Account Debtor (i) has had filed a case for bankruptcy or reorganization under the Bankruptcy Code, or (ii) has had filed against it any case under the Bankruptcy Code, or (iii) has made an assignment for the benefit of creditors, or (iv) has failed, suspended business operations, or become insolvent, or (v) has had a receiver or a trustee appointed for all or a significant portion of its assets or affairs; or

(e) the Account Debtor is a supplier to or creditor of Borrower to the extent of amounts owed by Borrower to such supplier or creditor; or

(f) the Account Debtor has or asserts any right of offset with respect to any Receivable or asserts any claim or counterclaim against Borrower with respect to any Receivable; or

(g) Borrower is not the sole owner of the Receivable; Borrower has sold, assigned or otherwise transferred all or any portion thereof; or any portion of the Receivable is subject to any claim, lien or security interest (other than a Permitted Lien); or

(h) the sale giving rise to such receivable is to an Account Debtor domiciled outside of the United States; or

(i) twenty-five percent (25%) or more of the Receivables of any Account Debtor and/or its Affiliates is ineligible, then all the Receivables of such Account Debtor and its Affiliates shall be treated as ineligible; or

(j) any portion of the Eligible Receivables of the Account Debtor and/or its Affiliates exceeds twenty percent (20%) of the total amount of all Eligible Receivables, then the amount of such excess shall be treated as ineligible; or

(k) such Receivable relates to a sale of goods or services to the United States of America, or to a Governmental unit of the United States of America, unless Borrower assigns its right to payment of such Receivable to Lender in compliance with the Assignment of Claims Act of 1940, as amended; or

(l) such Receivable relates to a sale of goods or services to any state of the United States of America, or to any Governmental unit of any state of the United States of America, unless Borrower assigns its right to payment of such Receivable to Lender in compliance with all applicable laws, rules, regulations or administrative or judicial determinations relating to the assignment (in whole or in part) of any agreement or contract pursuant to which such sale was made; or

(m) the goods or services covered by such Receivable were shipped to the customer or performed for the customer, as applicable, prior to or after the date of the invoice giving rise to such Receivable, or such Receivable consists of a sale to an Account Debtor: on consignment; on any bill and hold basis; on any guaranteed sale, sale or return, sale on approval or other repurchase or return basis; on any billing in advance of shipment or other “pre-billing” basis; or under any payment plan, scheduled installment plan, or other extended payment terms basis; or

(n) such Receivable is not required to be paid by the Account Debtor until more than sixty (60) days of the date of the invoice therefor; or

(o) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and such state denies creditors access to its courts in the absence of Borrower's qualification to transact business in such state or of Borrower's filing of any reports with such state, unless Borrower has qualified as a foreign corporation authorized to do business in such state and has filed all required reports; or

(p) such Receivable is evidenced by chattel paper or an instrument of any kind which has not been assigned or endorsed and delivered to Lender, or such Receivable has been reduced to judgment; or

(q) such Receivable arises from a sale of goods or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or

(r) Lender reasonably believes that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor's financial inability to pay.

“Environmental Law” means each federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation law, statute, ordinance or code relating to the protection of any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota or any other natural resources and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of “hazardous substances” and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of any Governmental Unit with respect thereto.
“Equity Interests” of a Person means such Person's issued and outstanding equity securities, or membership, partnership or profits interests, as applicable, or debt or securities (or combinations thereof) convertible into such Person's equity securities, or membership, partnership or profits interests, as applicable.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Fiscal Quarter” means the three (3) consecutive calendar month period commencing on the first day of the Fiscal Year, and each three (3) consecutive calendar month period in such Fiscal Year commencing on the day immediately following the end of the preceding Fiscal Quarter.

“Fiscal Year” means a year of 365 or 366 days, as the case may be, ending on the last day of December in any calendar year.
“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.
“Governmental Rules” means all Federal, state and local governmental rules, ordinances and regulations applicable to Borrower's ownership or use of properties or the operation or conduct of its business.
“Governmental Unit” means, with respect to the government of the United States, a State of the United States or a foreign county (a “government”) (a) a subdivision, agency, department, county, parish, municipality or other unit of such government, or (b) an entity exercising executive, legislative, judicial, taxing, law enforcement, regulatory or administrative powers or functions of or pertaining to such government.
“Guarantors” means Heritage Labs, Hooper Distribution, Hooper Information Services, Inc., a New Jersey corporation, Mid-America Agency Services, Incorporated, a Nebraska corporation, and TEG Enterprises, Inc., a Nebraska corporation.
“Guaranty” means a guaranty Authenticated by the Guarantors and delivered to Lender pursuant to the terms of this Agreement.
“Heritage Labs” means Heritage Labs International, LLC, a Kansas limited liability company.
“Hooper Distribution” means Hooper Distribution Services, LLC, a New Jersey limited liability company.
“Indebtedness” of a Person means all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under guaranties or letters of credit or similar financial instruments or accommodations, and all obligations for the acquisition or use of any fixed asset or improvements, including capitalized leases, which are payable over a period longer than one (1) year, regardless of the term thereof or the Person or Persons to whom the same is payable, provided that Indebtedness shall not be deemed to include loans or advances by Borrower in the form of the payment, on behalf of a Guarantor, of general and administrative expenses incurred by or allocable to such Guarantor.
“In Transit Inventory” means Inventory that is being shipped or otherwise transported to Borrower from a point of origin within the continental United States or is being shipped or otherwise transported to Borrower from a point of origin outside of the continental United States.
“Lender's sole discretion” means, that in connection with a determination to be made by Lender under this Agreement, or in connection with an election by Lender to take or refrain from taking an action under this Agreement, Lender may make such determination, or elect to take or not take such action, as applicable, after consideration by Lender of only its own interests, without regard to the effect of such determination or election on Borrower, including but not limited to Borrower's interests, Borrower's business or Borrower's operations.
“LIBOR Rate” means the annual rate of interest for deposits in U.S. Dollars for a term of three (3) months as quoted on LIBOR01 Page as of 11:00 a.m. London Time on the second (2nd) Banking Day prior to the date of an Advance until the first day of the first full month following the date of such Advance, and for each calendar month thereafter on the second (2nd) Banking Day prior to the first day of each calendar month, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies.
“LIBOR01 Page” means the Reuters Screen LIBOR01 Page (or such other page as may replace the LIBOR01 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).
“Loan Document” means this Agreement, the Notes, the Guaranty, the Pledge Agreements and each other agreement, document and instrument delivered by Borrower, the Guarantors or any other Person to Lender or by Lender to any other Person in connection with the Obligations, the Loans, the Notes, or any other Indebtedness payable to Lender in connection with the transactions contemplated by this Agreement, as the same may be amended, modified, supplemented, extended or restated from time to time.
“Loans” means the Revolving Credit (including all Advances thereof) and all other Indebtedness of Borrower to Lender under the terms of this Agreement.
“Material” and “Materially” mean a level of significance that (a) if capable of reduction to a monetary amount, would be reasonably expected to exceed Fifty Thousand and 00/100 Dollars ($50,000.00) individually, or Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) when aggregated with all other similar matters, and (b) if not capable of reduction to a monetary amount, would have affected any decision of a reasonable business person in Lender's position as an asset-based lender regarding whether (i) to enter into this Agreement, or (ii) to consummate the transactions contemplated by this Agreement, or (iii) to continue to make Advances, or to continue to extend the Loans, in whole or in part, to Borrower.
“Material Adverse Change” means: (a) any Material adverse change in the business, assets, operations, prospects, profits or condition (financial or otherwise), of Borrower; or (b) any Material adverse change in the ability of Borrower to pay or perform the Obligations in accordance with their terms; or (c) any Material adverse change in the value, collectability or salability of the Collateral; or (d) the occurrence of any event, development, circumstance or condition, or series of events, developments, circumstances or conditions, that could have a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents, or on the perfection or priority of Lender's security interests in any Collateral; or (e) the occurrence of any event, development, circumstance or condition, or series of events, developments, circumstances or conditions, that could have a material adverse effect on Lender's practical realization of the benefits, rights and remedies inuring to Lender under this Agreement or under any other Loan Document; or (f) the occurrence of any event, development, circumstance or condition, or series of events, developments, circumstances or conditions, that could materially impair Lender's security, materially increase Lender's risks, or materially impair Borrower's ability to perform under this Agreement or under any of the other Loan Documents. The determination of whether a Material Adverse Change has occurred shall be made by Lender in Lender's sole discretion.
“Mid-America Agency Pledge Agreement” means a pledge agreement Authenticated by Mid-America Agency Services, Inc. and acknowledged by TEG Enterprises, Inc. and delivered to Lender pursuant to the terms of this Agreement.
“Note” means a promissory note Authenticated by Borrower and delivered to Lender pursuant to the terms of this Agreement.
“Obligation” means any Indebtedness, liability, obligation, covenant or duty owed or owing by Borrower to Lender, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, Supporting Obligation or other agreement, document or instrument, whether arising under this Agreement, any other Loan Document or under any other agreement, document, instrument delivered to Lender by Borrower, or by operation of law, whether or not for the payment of money, whether arising in connection with an extension of credit to Borrower or Borrower's opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or other financial accommodation, whether direct or indirect (including those acquired by purchase or assignment), absolute or contingent, due or to become due, now or hereafter arising and howsoever acquired including, without limitation, each Loan, Advance, and other Indebtedness payable by Borrower to Lender, all interest payable to Lender with respect to each Loan, Advance and other Indebtedness of Borrower to Lender, and each charge, cost, expense, fee, and other sum chargeable to Borrower under this Agreement, any other Loan Document or any other agreement, document or instrument delivered by Borrower to Lender. The Obligations shall specifically include, but not be limited to (i) Borrower's obligations to finally and indefeasibly pay to Lender in cash the full principal amounts of all Loans, Notes and other Indebtedness of Borrower to Lender when due, whether upon termination, maturity, demand or acceleration under the terms of the Loan Documents, all interest due and payable thereon, and all fees, costs and expenses payable in connection therewith, and (ii) Borrower's obligations to perform in full all agreements, covenants and duties of Borrower under the Loan Documents in the manner and at such times as provided by the terms of each such Loan Document.
“Permitted Investments” means: (a) investments in readily marketable direct obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America, in each case maturing within 12 months form the date of acquisition; (b) investments in commercial paper issued by any corporation organized under the laws of any State of the United States and rated “Prime-1” by Moody's Investors Service, Inc. (“Moody's”) or “A-1” by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”) , maturing within 365 days from the date of acquisition; (c) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof with any national or state bank which is organized under the laws of the United States or any state therein and is a member of the Federal Reserve System, whose long term certificates of deposit are rated at least Aa3 by Moody's or AA- by S&P, and has combined capital and surplus of at least $1 billion; and (d) money market or other mutual funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) or (d) of this definition.
“Permitted Liens” means:
(g)liens securing the Obligations;
(h)liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to the provisions of ERISA or Environmental Laws) (i) not yet due and payable or (ii) which are being properly contested and for which Borrower has established adequate reserves;
(i)claims of materialmen, mechanics, carriers, warehousemen, processors or landlords arising out of operation of law so long as the obligations secured thereby (i) are not past due or (ii) are being properly contested and for which Borrower has established adequate reserves;

(j)liens consisting of deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws;
(k)liens on equipment (including capital leases) to secure purchase money Indebtedness permitted under Section 8.1, so long as such security interests do not apply to any property of Borrower other than the equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such equipment; and
(l)security interests, pledges, liens, charges, mortgages or other encumbrances in, to or on any Collateral in favor of any creditor of Borrower other than Lender so long and to the extent that such security interest, pledge, lien, charge, mortgage or other encumbrance is junior and subordinate to the security interests, pledges, liens, charges, mortgages and other encumbrances in, to or on Collateral in favor of Lender pursuant to a subordination agreement executed by Lender.

“Person” means an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust, unincorporated organization, or Governmental Unit.
“Pledge Agreements” means the Borrower Pledge Agreement and the Mid-America Agency Pledge Agreement.
“Prime Rate” means, at any time, the prime rate published in the “Money Rates” column of The Wall Street Journal on the applicable date, and in the event that The Wall Street Journal is not available on such date, the prime rate published in another publication of national circulation as determined by Lender in its reasonable discretion.
“Property” means, with respect to a Person, all of such Person's tangible and intangible property, assets and interests in property and assets, whether personal, real or mixed, owned on the Effective Date or thereafter acquired.
“Receivable” means, with respect to Borrower, each (i) Account, (ii) Health-Care-Insurance Receivable, (iii) credit card receivable, (iv) right to payment under any contract, Document, Instrument promissory note, Chattel Paper, or electronic chattel paper, (v) tax refund or right to receive any tax refund, (vi) bond or certificate owned or held by Borrower or held for the benefit of Borrower, (vi) right to payment for the sale, lease or license of any Inventory, Equipment or General Intangible, (vii) policy of insurance issued to or for the benefit of Borrower and each right to payment and Proceeds of such insurance, (viii) right to payment in connection with each Investment Property, Deposit Account, book account, credit or reserve, and (ix) form of obligation whatsoever owing to Borrower, together with all Instruments, Documents and Certificates of title representing any of the foregoing, and all rights in any merchandise or Goods which any of the same may represent, all files and Records with respect to any collateral or security given by Borrower to Lender in the foregoing, together with all rights, title, security, Supporting Obligations and guarantees with respect to the foregoing, including any right of stoppage in transit, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.
“Reportable Event” has the same definition as provided in Title IV of ERISA.
“Revolving Credit Rate” means a fluctuating rate that, when annualized, is equal to the greatest of (A) the Prime Rate plus two and three-quarters percent (2.75%), (B) the LIBOR Rate plus five and one-quarter percent (5.25%), and (C) six percent (6%).
“Revolving Credit Termination Date” means the earliest to occur of (a) the third (3rd) anniversary of the Effective Date, (b) the date Lender terminates the Revolving Credit pursuant to Section 9.3(a), and (c) the date on which repayment of the Revolving Credit, or any portion thereof, becomes immediately due and payable pursuant to Section 9.3(b).
“Settlement Account” means Lender's account at Harris Trust and Savings Bank, Chicago, IL 60690, Account Name: Keltic Financial Partners II, LP; Account No. 3117009, ABA No. 071000288, or such other account as Lender may advise Borrower.
“Solvent” when used with respect to a Person means that such Person is able to pay all of its Indebtedness as such Indebtedness matures.
“to Borrower's knowledge”, “to the knowledge of Borrower” and all variations and derivations of such terms mean (i) the actual individual and/or collective knowledge of any of Borrower's (as applicable) directors, officers and senior management identified on Exhibit D, as such Exhibit may be amended from time to time (individually and collectively, the “Knowledge Parties”), after due inquiry by each of the Knowledge Parties, and (ii) the individual and/or collective knowledge of any fact, condition, event, occurrence or circumstance that would have come to the attention of any of the Knowledge Parties in the course of discharging his or her duties as a director, officer, or senior manager of Borrower (as applicable) in a reasonable and prudent manner consistent with sound business practices.
“UCC” means the New York Uniform Commercial Code as in effect on the date of this Agreement, and as may be amended or modified after the date of this Agreement; provided, however, in the event that, by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection or priority of Lender's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to perfection, the effect of perfection or nonperfection or priority of Lender's security interest in such Collateral.
UCC Definitions. When used in this Agreement, the following terms have the same definitions as provided in Article 9 of the UCC, but for convenience in this Agreement the first letter of all such terms shall be capitalized : “Accession”, “Account”, “Account Debtor”, “Authenticate” (and all derivations thereof), “Certificate Of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangible”, “Goods”, “Health-Care-Insurance Receivable”, “Instrument”, “Inventory”, “Investment Property”, “Letter-Of-Credit Right”, “Obligor”, “Proceeds” (as specifically defined in Section 9-102(64) of the UCC), “Record”, “Secondary Obligor”, “Secured Party”, “Software” and “Supporting Obligation”.
“Unfunded Capital Expenditures” means for any period, the aggregate amount of Capital Expenditures made by Borrower during such period, less the aggregate principal amount of all Indebtedness assumed or incurred by Borrower during such period for the purpose of financing such Capital Expenditures (other than the principal amount of Loans made for the purpose of financing such Capital Expenditures).

EXHIBIT A: NOTICE OF BORROWING

Keltic Financial Partners II, LP
580 White Plains Road
Suite 610
Tarrytown, NY 10591

Re: Request for Advance

The undersigned requests the following Advance(s) of the Revolving Credit pursuant to Section 2.1 of the Loan and Security Agreement dated as of February 28, 2013 between Keltic Financial Partners II, LP and the undersigned, as the same may be amended, supplemented or otherwise modified (“Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Revolving Credit:     $________________________

Please wire the requested Advance(s) to our operating account number ____________________________ at ______________________________________________ in accordance with the following wire instructions:
_______________________________________________
_______________________________________________
_______________________________________________
_______________________________________________
_______________________________________________
_______________________________________________.

Please call the undersigned to confirm receipt of this fax at (____) _______.

HOOPER HOLMES, INC.

By: _______________________________________

Name: ____________________________________

Title: _____________________________________

EXHIBIT B: BORROWING BASE CERTIFICATE

See attached.

EXHIBIT C: COMPLIANCE CERTIFICATE

HOOPER HOLMES, INC. (“Borrower”) hereby certifies to KELTIC FINANCIAL PARTNERS II, LP in accordance with the provisions of the Loan and Security Agreement dated as of February 28, 2013 between Keltic Financial Partners II, LP and the undersigned, as the same may be amended, supplemented or otherwise modified (the “Loan Agreement”) that:
A.    General. As of date of this Certificate:

•	Borrower has complied in all respects with all the terms, covenants and conditions of the Loan Agreement;

•	the representations contained in the Agreement are true, accurate and complete in all respects with the same effect as though such representations and warranties had been made on the date hereof; and

•	there exists no Default or Event of Default as defined in the Loan Agreement.
B.    Financial Covenants. As of and for such periods as designated below, the computations, ratios and calculations as set forth below are true, accurate and correct:

Unfunded Capital Expenditures as of __________________:

EBITDA as of and for the period ending _________________:

HOOPER HOLMES, INC.

By: _______________________________________

Name: ____________________________________

Title: _____________________________________

EXHIBIT D: KNOWLEDGE PARTIES

Borrower's President and Chief Executive Officer; Chief Financial Officer; Controller; and General Counsel.